Exhibit 10.1

AMENDED AND RESTATED SENIOR SECURED TERM LOAN AGREEMENT

Dated as of

July 18, 2017

among

PARAGON OFFSHORE LIMITED,
as Borrower,

THE LENDERS PARTIES HERETO,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

i

Section 5.16.	Collateral Documents	43
Section 5.17.	Legal Names of Borrower and Subsidiaries	43
Section 5.18.	Rigs	43
Section 5.19.	Form of Documentation	44
Section 5.20.	Pari Passu or Priority Status	44
Section 5.21.	No Immunity	44
Section 5.22.	Solvency	44
Section 5.23.	Compliance With Laws	44
Section 5.24.	EEA Financial Institutions	44
Section 5.25.	ERISA	44

ARTICLE VI
AFFIRMATIVE COVENANTS

Section 6.1.	Corporate Existence	45
Section 6.2.	Maintenance of Properties, including Rigs; Rig Contracts	45
Section 6.3.	Taxes	46
Section 6.4.	ERISA	46
Section 6.5.	Insurance	47
Section 6.6.	Financial Reports and Other Information	49
Section 6.7.	Lender Inspection Rights	52
Section 6.8.	Conduct of Business	53
Section 6.9.	[Reserved]	53
Section 6.10.	Compliance with Laws	53
Section 6.11.	Use of Property and Facilities; Environmental Laws	53
Section 6.12.	Further Assurances; Additional Collateral and Additional Subsidiary Guarantors	53
Section 6.13.	Change of Ownership; Registry; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc.	55
Section 6.14.	Post-Closing Obligations	55

ARTICLE VII
NEGATIVE COVENANTS

Section 7.1.	Limitation on Secured Indebtedness	56
Section 7.2.	Limitation on Restricted Payments	56
Section 7.3.	Use of Proceeds from Asset Sales and Other Dispositions	57

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.1.	Events of Default	57
Section 8.2.	Non-Bankruptcy Defaults	59
Section 8.3.	Bankruptcy Defaults	59
Section 8.4.	Notice of Default	60
Section 8.5.	Expenses of Enforcement	60
Section 8.6.	Distribution and Application of Proceeds	60
Section 8.7.	Enforcement Rights	61

ARTICLE IX
CHANGE IN CIRCUMSTANCES

Section 9.1.	Requirements of Law	62
Section 9.2.	Market Disruption; Inability to Determine Interest Rate	63
Section 9.3.	Lending Offices	64
Section 9.4.	Discretion of Lender as to Manner of Funding	64
Section 9.5.	Substitution of Lender	64

Annexes, Exhibits and Schedules:

Annex I	Outstanding Loans

Exhibit 1.1(a)	Form of Collateral Agency Agreement
Exhibit 1.1(b)	Form of Collateral Rig Mortgage
Exhibit 2.3	Form of Conversion or Continuation Request
Exhibit 2.8	Form of Note

Exhibit 4.1(d)	Form of Perfection Certificate
Exhibit 6.6	Form of Compliance Certificate
Exhibit 11.10(b)	Form of Assignment Agreement
Exhibit 11.10(e)	Form of Dutch Auction Procedures

Schedule 1.1	Existing Collateral Rig Mortgages
Schedule 5.15(b)	Effective Date Collateral Rigs
Schedule 5.17	Subsidiaries
Schedule 6.14(a)	Post-Closing Obligations

AMENDED AND RESTATED SENIOR SECURED TERM LOAN AGREEMENT

THIS AMENDED AND RESTATED SENIOR SECURED TERM LOAN AGREEMENT, dated as of July 18, 2017, is among PARAGON OFFSHORE LIMITED, an exempted company limited by shares under the laws of the Cayman Islands, incorporated to implement the Paragon Plan (as defined below) (together with its successors and permitted assigns, the “Borrower”), PARAGON INTERNATIONAL FINANCE COMPANY (solely with respect to Section 11.24), a wholly-owned Subsidiary of the Borrower incorporated under the laws of the Cayman Islands (“Paragon International Finance”), PARAGON OFFSHORE FINANCE COMPANY (solely with respect to Section 11.24), a wholly-owned Subsidiary of the Borrower incorporated under the laws of the Cayman Islands (“Paragon Offshore”), the lenders deemed party hereto pursuant to the Paragon Plan (as defined below) and otherwise from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”), and CORTLAND CAPITAL MARKET SERVICES LLC (solely with respect to Section 11.24), as successor administrative agent for the lenders (the “Existing Term Loan Lenders”) under the Existing Term Loan Agreement (as defined below) (in such capacity, the “Existing Term Loan Agent”).

WITNESSETH:

WHEREAS, Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales (the “Paragon Parent”), as borrower, Paragon International Finance, as Cayman borrower, the lenders party thereto (the “Existing RBL Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Existing RBL Lenders (in such capacity, the “Existing RBL Administrative Agent” and together with the Existing Term Loan Agent, the “Existing Administrative Agents”), among others, were party to that certain Senior Secured Revolving Credit Agreement dated as of June 17, 2014 (as amended, restated, supplemented or otherwise modified as of the Petition Date (as defined below), the “Existing RBL Credit Agreement”);

WHEREAS, the Paragon Parent, as parent, Paragon Offshore, as borrower, the Existing Term Loan Lenders party thereto (together with the Existing RBL Lenders, the “Existing Secured Lenders”), and the Existing Term Loan Agent, among others, were party to that certain Senior Secured Term Loan Agreement dated as of July 18, 2014 (as amended, restated, supplemented or otherwise modified as of the Petition Date, the “Existing Term Loan Agreement”; and together with the Existing RBL Credit Agreement, the “Existing Agreements”);

WHEREAS, on February 14, 2016 (the “Petition Date”), the Paragon Parent and certain of its Affiliates filed voluntary petitions with the Bankruptcy Court initiating cases under chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”);

WHEREAS, the Debtors filed with the Bankruptcy Court on May 2, 2017, the Fifth Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors (as may be amended, supplemented or otherwise modified in accordance with its terms, the “Paragon Plan”), and the related Disclosure Statement for the Fifth Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors;

WHEREAS, on June 7, 2017 (the “Plan Confirmation Date”), the Bankruptcy Court entered the Confirmation Order confirming the Paragon Plan; and

WHEREAS, except as set forth in the Paragon Plan, each of the Existing Agreements are hereby amended and restated to provide for Loans in the aggregate principal amount of $85,000,000 to be deemed outstanding hereunder pursuant to the Paragon Plan, and the Administrative Agent, the Existing Administrative Agents, and the Lenders (including the Existing Secured Lenders) are willing to do so on the terms and subject to the conditions and requirements set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree that, except as set forth in the Paragon Plan, each of the Existing Agreements shall be amended and restated in their entirety as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1.           Definitions.  Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Acceptable Flag Jurisdiction” means each of the United States of America, the Republic of Liberia, the Marshall Islands, Vanuatu, the Bahamas, Panama and any other jurisdiction reasonably acceptable to the Administrative Agent.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans for any Interest Period, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR Rate for such Interest Period
1.00 - Statutory Reserve Rate

; provided that, if Adjusted LIBOR shall be less than zero; such rate shall be deemed to be zero for the purposes of this Agreement.

“Administrative Agent” has the meaning set forth in the Preamble.

“Administrative Agent’s Account” means in the account of the Administrative Agent maintained by the Administrative Agent.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through the ownership of voting Capital Stock, by contract or otherwise).

“Agent Party” or “Agent Parties” has the meaning set forth in Section 11.7.

“Agreement” means this Amended and Restated Senior Secured Term Loan Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, (a) with respect to Base Rate Loans, 5.00% per annum and (b) with respect to Eurodollar Loans, 6.00% per annum.

“Approved Appraiser” means any of Kennedy Marr Limited, Pareto Offshore, Bassoe Offshore, Clarksons Valuations or such other independent appraisal firm nominated by the Borrower and reasonably acceptable to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; “Fund” as used above means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Asset Sale” means the Disposition of any asset of the Borrower or any other Loan Party; provided that none of the following shall constitute an “Asset Sale”:

(a)           Dispositions of equipment and other personal property and fixtures that are either (i) obsolete, worn-out or no longer used or useable for their intended purposes and Disposed of in the ordinary course of business, or (ii) replaced by equipment, personal property or fixtures of comparable suitability within six (6) months of such Disposition;

(b)           Dispositions of inventory which is sold in the ordinary course of business;

(c)           Dispositions by any Loan Party to any other Loan Party;

(d)           Dispositions of property sold to comply with any divestment requirement imposed in connection with the approval of an acquisition under Hart-Scott-Rodino Act of 1976;

(e)           Restricted Payments permitted by Section 7.2, in each case to the extent constituting Dispositions;

(f)            the demise, bareboat, time, voyage, other charter, lease or right to use of a Collateral Rig in the ordinary course of business;

(g)           sales or grants of licenses or sublicenses of intellectual property rights in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and the other Loan Parties;

(h)           the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);

(i)            Dispositions of cash and Cash Equivalents;

(j)            any issuance of Capital Stock of a Collateral Rig Owner to any Pledgor;

(k)           the creation of any Lien permitted under this Agreement; and

(l)            any individual Disposition, or series of related Dispositions, in an amount less than $2,000,000.

“Assignee” has the meaning set forth in Section 11.9.

“Assignment Agreement” means an agreement in substantially the form of Exhibit 11.10(b) whereby a Lender conveys part or all of its Loans pursuant to Section 11.10.

“Attributable Indebtedness” in respect of a Sale-Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale-Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations”.

“Authorized Officer” means, in respect of any Loan Party, a duly authorized officer, manager or director of such Loan Party (or, in respect of any Loan Party that is a limited partnership, of its general partner acting on behalf of such limited partnership).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United States Code, as heretofore and hereafter amended, codified as 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Chapter 11 Cases from time to time.

“Base Rate” means for any day the greatest of:

(a)           the fluctuating commercial loan rate announced by the Administrative Agent from time to time at its New York, New York office (or other corresponding office, in the case of any successor Administrative Agent) as its prime rate or base rate for Dollar loans in the United States of America in effect on such day (which base rate may not be the lowest rate charged by such Lender on loans to any of its customers), with any change in the Base Rate resulting from a change in such announced rate to be effective on the date of the relevant change;

(b)           the sum of (x) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next Business Day, provided that (A) if such day is not a Business Day, the rate on such transactions on the immediately preceding Business Day as so published on the next Business Day shall apply and (B) if no such rate is published on such next Business Day, the rate for such day shall be the average of the offered rates quoted to the Administrative Agent by two (2) federal funds brokers of recognized standing on such day for such transactions as selected by the Administrative Agent plus (y) a percentage per annum equal to one-half of one percent (1/2%) per annum; and

(c)           the sum of (x) Adjusted LIBOR for an Interest Period of one month plus (y) a percentage per annum equal to one percent (1%) per annum;

provided that, if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Loan bearing interest based on the Base Rate, as provided in Section 2.6(a).

“Board of Directors” means:

(a)           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)           with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)           with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” is defined in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.6.

“Borrowing” means Loans of the same Type deemed made, converted or continued on the same date and, in respect of Eurodollar Loans, having a single Interest Period.  A Borrowing is “continued” (in the case of Eurodollar Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurodollar Loans or Base Rate Loans) when such Borrowing is changed from one Type of Loan to the other, all as requested by the Borrower pursuant to Section 2.3.

“Business Day” means (a) any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and (b) if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Borrowing of any Eurodollar Loan, any day other than a Saturday or Sunday on which banks are dealing in Dollar deposits in the applicable interbank Eurodollar market in London, England.

“Capital Stock” means (a) in the case of a corporation or company, share capital or capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).

“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2016 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2016, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Equivalents” means:

(a)           U.S. dollars, euros, pound sterling or any national currency of any participating member state in the European Union held from time to time;

(b)           securities issued or directly and fully guaranteed or insured by (i) the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities) or (ii) any country that is a member state of the European Union whose sovereign debt has a rating of at least Baa3 from Moody’s and at least BBB- from S&P or any agency or instrumentality of such member state or (iii) any foreign country whose sovereign debt has a rating of at least “A1” from Moody’s and at least “A+” from S&P or any agency or instrumentality of such foreign country (or, in either case, the equivalent of such rating by such organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any nationally recognized rating organization) (provided that the full faith and credit of such foreign country is pledged in support of those securities) (the jurisdictions described in clauses (ii) and (iii) above, each a “Permitted Foreign Jurisdiction”), in each case having maturities of not more than one year from the date of acquisition;

(c)           certificates of deposit, demand deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any commercial bank having capital and surplus in excess of $500,000,000 (or its equivalent in any other currency) and a Thomson Bank Watch Rating of “B” or better;

(d)           readily marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from S&P or “A2” or better from Moody’s;

(e)           repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(f)            commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(g)           money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and

(h)           in the case of Investments by any Loan Party organized or having its principal place of business in a Permitted Foreign Jurisdiction, Investments denominated in the currency of the jurisdiction in which such Loan Party is organized or has its principal place of business which are similar to the items specified in clauses (a) through (g) of this definition.

“Change in Law” means the occurrence of any of the events described in Section 9.1(a).

“Change of Control” means any “person” (as such term is used in the Exchange Act) or related persons constituting a “group” (as such term is used in the Exchange Act) (other than Permitted Holders) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Capital Stock of the Borrower (or other securities convertible into such Capital Stock) representing fifty percent (50%) or more of the combined voting power of all outstanding Capital Stock (other than Capital Stock having such power only by reason of the happening of a contingency) of the Borrower entitled to vote in the election of directors.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means (a) the Collateral Rigs, (b) the Pledged Equity and (c) all other property subject to a Lien under the Collateral Documents.

“Collateral Agency Agreement” means the amended and restated collateral agency agreement, substantially in the form of Exhibit 1.1(a) attached hereto, or such other form as may be reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Borrower, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Agent” has the meaning set forth in the Preamble.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, the Collateral Rig Mortgages and any and all other security agreements, vessel or fleet mortgages or assignments or any other agreement executed and delivered by any Loan Party and creating security interests, liens, or encumbrances in the assets of the Loan Parties in favor of the Collateral Agent or any Secured Party to secure the Secured Obligations entered into pursuant to the terms hereof.

“Collateral Rig” means each Rig owned by any Loan Party that becomes subject to a Lien in favor of the Collateral Agent in accordance with Section 6.12 and, in each case, is subject to a Collateral Rig Mortgage, other than any Rig that ceases to be subject to a Lien in favor of the Collateral Agent as the result of an asset sale or consented to by the Required Lenders or a release of the Lien on such Rig in accordance with Section 11.20; provided that, Collateral Rigs shall not include any Tax Excluded Rigs.

“Collateral Rig Mortgages” means each Existing Collateral Rig Mortgage and any of the other first preferred fleet or ship mortgages, substantially in the form of Exhibit 1.1(b) attached hereto, or such other form as may be reasonably satisfactory to the Collateral Agent and the Borrower, as each such mortgage may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Rig Owner” means a Rig Owner that owns a Collateral Rig.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 11.7(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.6.

“Confirmation Order” means the order of the Bankruptcy Court, together with all exhibits, appendices, supplements and related documents confirming the Paragon Plan pursuant to section 1129 of the Bankruptcy Code and in accordance with the terms of the Paragon Plan, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Paragon Plan.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary (other than any Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Credit Document) or Requirement of Law applicable to such Subsidiary and (d) any income attributable to cancellation or early extinguishment of any Indebtedness of the Borrower or any of its Subsidiaries.

“Consolidated Net Tangible Assets” means, as of any date of determination, an amount equal to the aggregate book value of the tangible assets of the Borrower and the other Loan Parties and, to the extent of the ownership interest of the Borrower and the other Loan Parties therein, any Non-Guarantor Subsidiaries and Joint Ventures at such time, minus the current liabilities of the Borrower and the other Loan Parties, all as determined on a consolidated basis in accordance with GAAP based on the most recent quarterly or annual consolidated financial statements of the Borrower referred to in Section 5.9 or delivered (or publicly filed) as provided in Section 6.6(a), as the case may be.

“Control Agreements” means, collectively, any deposit account control agreement, security account control agreement and commodity account control agreement executed in favor of the Collateral Agent on or after the Effective Date, pursuant to Section 6.12(b).

“Controlled Investment Affiliate” means, as to any Person, any other Person (other than any Permitted Holder) who directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Conversion or Continuation Request” means a request for a continuation or a conversion of a Borrowing pursuant to Section 2.3(a) which, if in writing, shall be substantially in the form of Exhibit 2.3 or otherwise include the information requested in such form.

“Credit Documents” means this Agreement, the Notes, the Collateral Documents, the written Conversion or Continuation Requests, the Collateral Agency Agreement and any Customary Intercreditor Agreement.

“Currency Rate Protection Agreement” means any foreign currency exchange and future agreements, arrangements and options designed to protect against fluctuations in currency exchange rates, regardless of whether such agreements are subject to hedge accounting.

“Customary Intercreditor Agreement” shall mean an intercreditor agreement, collateral agency agreement, collateral trust agreement or similar such agreement, as applicable, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing the Obligations shall rank junior to any Liens on the Collateral securing the obligations under any New L/C Facility and shall be on terms consistent with market terms as reasonably determined by the Administrative Agent.  Such agreement shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected in writing to such agreement within five (5) Business Days after such posting, the Required Lenders shall be deemed (x) to have agreed to the Administrative Agent’s and Collateral Agent’s entry into such agreement and (y) to have consented to such agreement and to the Administrative Agent’s and Collateral Agent’s execution thereof, on behalf of the Secured Parties.

“Debtors” means Paragon Parent, Paragon Offshore, Paragon International Finance, Paragon Offshore Holdings US Inc., Paragon Offshore Drilling LLC, Paragon FDR Holdings Ltd., Paragon Duchess Ltd., Paragon Offshore (Luxembourg) S.à r.l., PGN Offshore Drilling (Malaysia) Sdn. Bhd., Paragon Offshore (Labuan) Pte. Ltd., Paragon Holdings SCS 2 Ltd., Paragon Asset Company Ltd., Paragon Holding SCS 1 Ltd., Paragon Offshore Leasing (Luxembourg) S.à r.l., Paragon Drilling Services 7 LLC, Paragon Offshore Leasing (Switzerland) GmbH, Paragon Offshore do Brasil Ltda., Paragon Asset (ME) Ltd., Paragon Asset (UK) Ltd., Paragon Offshore International Ltd., Paragon Offshore (North Sea) Ltd., Paragon (Middle East) Limited, Paragon Holdings NCS 2 S.à r.l., Paragon Leonard Jones LLC, Paragon Offshore (Nederland) B.V., and Paragon Offshore Contracting GmbH, each in their capacity as debtors in the Chapter 11 Cases.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Designated Persons” means a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any executive order administered by OFAC or the U.S. Department of State or (ii) named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evaders” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions.

“Dispose” means, with respect to any property, to sell, transfer, lease, assign, convey, transfer, exchange, alienate or dispose thereof.  The term “Disposition” shall have a correlative meaning.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is convertible, putable or exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the Termination Date; provided that, only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible, puttable or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock (and all securities into which it is convertible, putable or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Borrower with Section 7.2.

“Dollar”, “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than U.S. Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 11.17 or as otherwise expressly provided herein.

“Dutch Auction” has the meaning set forth in Section 11.10(e).

“EEA Financial Institution” means (a) any credit institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which this Agreement shall become effective in accordance with Section 4.1.

“Effective Date Collateral Rig” means each Collateral Rig listed on Schedule 5.15(b).

“English Pledge Agreement” means an Assignment of Receivables governed by English law in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including by any joinders thereto), on terms and conditions reasonably satisfactory to the Administrative Agent.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.  Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of the Loan Party within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Loan Party and with respect to liabilities arising after such period for which the Loan Party could be liable under the Code or ERISA.

“ERISA Event” means (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Loan Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or that any ERISA Affiliate of any notice, imposing Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or has been terminated (within the meaning of Section 4041A of ERISA); or (l) the failure by any Loan Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest at a rate determined by reference to Adjusted LIBOR, as provided in Section 2.6(b).

“Event of Default” means any of the events or circumstances specified in Section 8.1.

“Event of Loss” means any of the following events: (a) the actual or constructive total loss of a Collateral Rig or the agreed or compromised total loss of a Collateral Rig; or (b) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Rig.  An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Collateral Rig, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Rig was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Rig, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (b) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” means at any time, with respect to any currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such currency.  In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such other publicly available services, such Exchange Rate shall instead be determined by the Administrative Agent based on current market spot rates in accordance with the provisions of Section 11.17; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Accounts” means (i) any account containing cash and cash equivalents consisting solely of (a) funds used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees which are reasonably expected to be due and payable within ninety (90) days, (b) funds used or to be used to pay all Taxes required to be collected, remitted or withheld (including, without limitation, U.S. federal and state withholding Taxes (including the employer’s share thereof)) and which are reasonably expected to be due and payable within ninety (90) days and (c) any other funds which any Loan Party holds as an escrow or fiduciary for the benefit of another Person, (ii)  any account which has been pledged as a deposit in accordance with clause (b) of the definition of “Permitted Liens”, (iii) any account which is a zero balance account, (iv) the General Unsecured Claims Reserve and the Fee Claim Escrow Account (each as defined in the Paragon Plan) or (v) any account or accounts which (x) individually has or have an average daily balance for any fiscal month of less than $3,000,000 and (y) in an aggregate have an average daily balance for any fiscal month of less than $10,000,000.

“Excluded Information” means any non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities to the extent such information could have a material effect upon, or otherwise be material to, an assigning Lender’s decision to assign Loans or a purchasing Lender’s decision to purchase Loans.

“Excluded Perfection Action” means, with respect to personal property, (a) any action necessary or desirable to be taken to perfect a security interest if the Administrative Agent agrees in its reasonable discretion that the costs of taking such action are excessive in relation to the value afforded to the Secured Parties of perfecting such security interest and (b) any action that may be necessary or desirable to be taken to perfect a security interest in a jurisdiction other than the U.S., other than (i) obtaining Control (as defined in the UCC) over Collateral, possession of Collateral or other action required to obtain a perfected security interest under the laws applicable to such Collateral (A) constituting Pledged Equity, deposit accounts, securities accounts or commodities accounts (except any Excluded Accounts), (B) constituting accounts receivable in an aggregate amount in any non-U.S. jurisdiction following the value of accounts receivable in such jurisdiction exceeding $3,000,000 or (C) which has a Fair Market Value exceeding an aggregate amount of $3,000,000, (ii) the filing of a financing statement of Form UCC-1 (and any amendments thereto) in Washington D.C. or any other applicable jurisdiction in the United States and (iii) to the extent reasonably requested by the Collateral Agent or the Administrative Agent, the filing, recording or registration in any jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a central filing, recording or registration system as a condition or result of such security interest’s obtaining priority over the rights of a lien creditor, trustee or receiver with respect to the applicable Collateral.

“Excluded Perfection Assets” means any personal property as to which perfection of a Lien granted therein can only be perfected or made effective against third parties by an Excluded Perfection Action.

“Excluded Prospector Subsidiaries” means, collectively, Prospector Offshore Drilling S.a.r.l., Prospector Rig 1 Owning Company S.a.r.l., Prospector Rig 5 Owning Company S.a.r.l., Prospector Rig 1 Contracting Company S.a.r.l., Prospector Rig 5 Contracting Company S.a.r.l., Prospector Offshore Drilling (Singapore) PTE Ltd, Prospector Offshore Drilling (UK) Ltd, Prospector Offshore Drilling Limited, Prospector New Building S.a.r.l., Prospector Finance S.a.r.l., Prospector Finance II SA, Prospector Finance Rig 1 S.a.r.l. and each of their respective Subsidiaries.

“Existing Agreements” has the meaning set forth in the Recitals.

“Existing Cash Management Obligations” means obligations in respect of any agreement existing as of the Closing Date providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any other Loan Party and any Lender that is a party hereto on the Closing Date or any Affiliate of such Lender.

“Existing Collateral Rig Mortgages” means, collectively, the collateral rig mortgages executed in connection with the Existing Credit Agreements in effect on the Effective Date and set forth on Schedule 1.1.

“Existing L/C Agreement” means that certain Letter of Credit Agreement dated as of the Effective Date, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the issuing banks under the Existing RBL Credit Agreement.

“Existing L/C Escrow Agent” means Cortland Capital Market Services LLC, in its capacity as escrow agent under the Existing L/C Escrow Agreement or any successor escrow agent appointed thereunder.

“Existing L/C Escrow Agreement” means that certain Escrow Agreement dated as of the date hereof, among the Borrower, the Existing L/C Escrow Agent, the Administrative Agent, the administrative agent under the Existing L/C Agreement and the Existing Term Loan Agent, entered into pursuant to, and in accordance with, the Paragon Plan.

“Existing RBL Credit Agreement” has the meaning set forth in the Recitals.

“Existing RBL Lenders” has the meaning set forth in the Recitals.

“Existing Secured Lenders” has the meaning set forth in the Recitals.

“Existing Term Loan Agreement” has the meaning set forth in the Recitals.

“Existing Term Loan Agent” has the meaning set forth in the Preamble.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party; provided that, in the case of any determination of Fair Market Value in an amount in excess of $15,000,000 or any determination made in connection with the definition of “Asset Sale”, Section 6.5(c) and Section 7.2, this determination shall be made in good faith by the Board of Directors of the Borrower, unless such determination is based on a desktop appraisal report by an Approved Appraiser in the manner described in Section 6.6(c).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement between the U.S. and any other jurisdiction that facilitates the implementation of such Sections of the Code and any treaty, law, regulation or other official guidance issued under or with respect to the foregoing.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Loan Party.

“Foreign Plan Event” means, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if required under applicable law, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure of any Loan Party to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered by any Loan Party; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan maintained by a Loan Party to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“GAAP” means generally accepted accounting principles in the United States from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the United States accounting profession.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including for the avoidance of doubt any supranational bodies such as the European Union.

“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) of any other Person (the “primary obligor”) in any manner (including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), whether directly or indirectly, including all obligations

Incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iv) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof.  For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

“Guaranty and Collateral Agreement” means that certain Amended and Restated Guaranty and Collateral Agreement executed by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including by any joinders thereto).

“Hazardous Material” means “hazardous substances”, as such term is defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Borrower or any other Loan Party.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.  Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Loans.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBOR Rate.”

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Loan Party (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Loan Party at the time it becomes a Loan Party”; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, for any Person, the following obligations of such Person, without duplication:  (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable, deferred compensation, and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or reimbursement obligations (contingent or otherwise) arising out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (iv) obligations of other Persons, whether or not assumed, secured by Liens upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s Fair Market Value; (v) Capitalized Lease Obligations and Attributable Indebtedness of such Person; (vi) net obligations under Interest Rate Protection Agreements and Currency Rate Protection Agreements that would have to be made in the event of early termination or are otherwise due and payable; and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person.  For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

“Indemnified Parties” has the meaning set forth in Section 11.13.

“Indemnified Taxes” has the meaning set forth in Section 3.3(a).

“Information” has the meaning set forth in Section 11.15.

“Insolvent” with respect to any Multiemployer Plan, means the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each calendar quarter, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Loan is a part and, in the case of a Borrowing of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Borrowing of a Eurodollar Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or with the consent of each Lender making a Loan as part of such Borrowing, any other period), in each case as the Borrower may elect.  For purposes hereof, the date of a Borrowing shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates, regardless of whether such agreements are subject to hedge accounting.

“Internal Charterer” means any direct or indirect Subsidiary of the Borrower (other than a Local Content Subsidiary) that is party to an internal bareboat charter or other contract respecting the use or operations of any Collateral Rig but is not the relevant Collateral Rig Owner.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which the Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period.  When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment” means, to directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or to hold any cash or Cash Equivalents.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Borrower in which the Borrower or any other Loan Party makes any Investment.

“Lender” is defined in the preamble to this Agreement.

“Lender Party” means the Administrative Agent, any Lender and any Agent Party.

“Lender Register” has the meaning set forth in Section 11.10(c).

“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be deemed made and maintained.

“LIBOR Rate” means, for any Interest Period for each Eurodollar Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent after consultation with the Borrower as to the use of any such other service; in each case the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the LIBOR Rate shall be the Interpolated Rate.

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

“Loan” means any term loan deemed made by any Lender pursuant to this Agreement, whether a Base Rate Loan or a Eurodollar Loan, including without limitation, any PIK Interest which is added to the principal amount of the Loans pursuant to Section 2.6(d).

“Loan Parties” means the collective reference to the Borrower and the Subsidiary Guarantors.

“Local Content Subsidiary” means any Subsidiary of the Borrower that is a party to a bareboat charter contract or drilling contract or otherwise holds the right to receive freight, hire, passage moneys payable or other compensation attributable to a Collateral Rig for the purpose of satisfying any local content law or regulation or similar law or regulation.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the Loan Parties’ ability, taken as a whole, to perform any of their payment obligations under this Agreement or the Notes or under any other Credit Document to which a Loan Party is a party or (iii) the validity or enforceability in any material respect of any of the Credit Documents or the rights and remedies of the Collateral Agent, the Administrative Agent or any Lender under the Credit Documents.

“Material Indebtedness” has the meaning set forth in Section 8.1(e).

“Material Subsidiary” means any Subsidiary that, as of any date of determination, has (together with its Subsidiaries) tangible assets with an aggregate book value equal to at least 5% of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries.

“Maturity Date” means the fifth anniversary of the Effective Date

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale, the proceeds thereof in the form of cash proceeds and the Fair Market Value of any Cash Equivalents received by the Borrower or any of its Subsidiaries in respect of such Asset Sale (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale (other than any Lien pursuant to a Collateral Document), payments of unassumed liabilities (not constituting indebtedness) relating to the assets sold at the time of, or within 30 days after the date of such Asset Sale and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any amount to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Borrower or any Subsidiary in connection with such Asset Sale or for other liabilities associated with and required pursuant to the terms of such Asset Sale and retained by the Borrower or any of its Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include the amount of the reserve so reversed or the amount returned to the Borrower or its Subsidiaries from such escrow arrangement, as the case may be and (b) with respect to any issuance or sale of Capital Stock (including Disqualified Stock), the cash proceeds of such issuance, sale, incurrence or occurrence, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale, incurrence or occurrence and net of taxes paid or payable as a result of such issuance, sale, incurrence or occurrence (after taking into account any available tax credit or deductions and any tax distributions and tax sharing arrangements).

“New L/C Facility” means one or more arrangements to provide letters of credit to the Borrower and/or its Subsidiaries.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Note” has the meaning set forth in Section 2.8(e).

“Obligations” means all obligations of the Loan Parties to pay fees, costs and expenses hereunder, to pay principal or interest on Loans, and to pay any other obligations to the Administrative Agent or any Lender arising under any Credit Document.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Disposition” means the Disposition of any asset of the Borrower or any other Loan Party consummated under the exception set forth in clause (l) of the definition of Asset Sale.

“Other Disposition Excess Amount” means, as to any Other Disposition, the amount with respect thereto in excess of $500,000.

“Paragon Parent” has the meaning set forth in the Recitals.

“Paragon Offshore” is defined in the preamble to this Agreement.

“Paragon Plan” has the meaning set forth in the Recitals.

“Participant Register” has the meaning set forth in Section 11.10(a).

“Participants” has the meaning set forth in Section 11.10(a).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Percentage” means, for each Lender at any time, the percentage of the aggregate amount of Loans outstanding at such time of all Lenders represented by the amount of such Lender’s Loans at such time.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Borrower and its Subsidiaries are engaged on the Effective Date, and reasonable extensions thereof, in each case, as determined in good faith by the Borrower.

“Permitted Foreign Jurisdiction” has the meaning set forth in the definition of “Cash Equivalents.”

“Permitted Holders” means, collectively, the holders of Capital Stock of the Borrower on the Effective Date and their Controlled Investment Affiliates.

“Permitted Liens” means the following Liens, which in no event (except with respect to clause (a) below) shall secure Specified Indebtedness:

(a)                                 Liens otherwise permitted under this Agreement, including under Section 7.1;

(b)                                 Liens (i) arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges; or (ii) in connection with bids, purchase agreement, or letters of intent (including earnest money deposits in respect of same), performance, return-of-money or payment bonds and similar bonds, contracts or leases to which the Borrower or its Subsidiaries are parties or other deposits required to be made in the ordinary course of business;

(c)                                  mechanics’, workmen’s, materialmen’s, landlords’, carriers’, crews’ wages, maritime, custom, revenue authority or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens), if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(d)                                 Liens for Taxes not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(e)                                  Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(f)                                   Liens arising out of or in respect of judgments, awards or attachments (or in connection with the surety or bonding of appeals) not resulting in an Event of Default described in Section 8.1(h);

(g)                                  Liens on fixed or capital assets acquired, constructed, improved, altered or repaired by the Borrower or any Subsidiary Guarantor and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom, if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(h)                                 Liens on property existing at the time such property is acquired by the Borrower or any Subsidiary of the Borrower and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the assets of any Person at the time such Person becomes a Subsidiary Guarantor of the Borrower and not created in contemplation of such Person becoming a Subsidiary Guarantor of the Borrower (or on repairs, renewals, replacements, additions, accessions and betterments thereto);

(i)                                     rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(j)                                    rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;

(k)                                 rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(l)                                     encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(m)                             Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;

(n)                                 Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(o)                                 Liens on the Capital Stock owned by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary or Joint Venture;

(p)                                 Liens in favor of any Loan Party;

(q)                                 Liens on the proceeds of insurance policies and unearned or refunded premiums securing Indebtedness owed to an insurance company;

(r)                                    licenses, sublicenses, leases and subleases granted with respect to the assets or properties of the Borrower or any Subsidiary Guarantor (including the demise, bareboat, time, voyage or other charter, lease or right to use of a Rig), in each case entered into in the ordinary course of business, so long as such licenses, sublicenses, leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or the other Loan Parties or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(s)                                   Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or the Subsidiary Guarantors in the ordinary course of business and other Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(t)                                    bankers’ Liens or rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or the Subsidiary Guarantors, in each case granted in the ordinary course of business or arising by operation of law in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; and

(u)                                 customary restrictions on assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements to the extent that such dispositions are permitted hereunder.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Petition Date” has the meaning set forth in the Recitals.

“PIK Election” has the meaning set forth in Section 2.6(d).

“PIK Interest” has the meaning set forth in Section 2.6(d).

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, in respect of which any Loan Party or any of its Subsidiaries or ERISA Affiliates is (or if such Plan were terminated would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Confirmation Date” has the meaning set forth in the Recitals.

“Platform” has the meaning set forth in Section 11.7(c).

“Pledged Equity” means all of the Capital Stock in each Subsidiary of the Borrower that is pledged to support the Secured Obligations pursuant to the Guaranty and Collateral Agreement.

“Pledgor” means the Borrower and each Subsidiary, in each case, to the extent that such Person directly owns any Pledged Equity.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975 of the Code.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or any Subsidiary while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Purchasing Lender” has the meaning set forth in Section 11.10(b).

“Quotation Day” means, with respect to any Eurodollar Loan for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period.

“Rate Management and Currency Protection Obligations” means any and all obligations of the Borrower or any other Loan Party, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) Interest Rate Protection Agreements or Currency Rate Protection Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Reference Bank Rate” means the arithmetic mean of the Submitted Reference Bank Rates.

“Reference Banks” means the principal London offices of such banks as may be appointed by the Administrative Agent in consultation with the Borrower.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Sections 412 and 430 of the Code and of Sections 302 and 303 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Insurance” has the meaning set forth in Section 6.5(a).

“Required Lenders” means, as of any date of determination , Lenders holding in the aggregate more than 50% of the aggregate principal amount of Loans then outstanding.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means:

(a)                                 any dividend or any distribution (whether made in cash, securities or other property) by the Borrower or any other Loan Party with respect to its Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) other than:

(i)                                     dividends or distributions payable solely in Capital Stock of the Borrower;

(ii)                                  dividends or distributions by a Loan Party, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Loan Party that is not a Wholly-Owned Subsidiary, the Borrower or the Loan Party holding such Capital Stock receives at least its pro rata share of such dividend or distribution; and

(iii)                               payments made in respect of any stock appreciation rights or similar benefits plans; and

(b)                                 the purchase, redemption, retirement or other acquisition for value, including in connection with any merger or consolidation, of any Capital Stock of the Borrower.

“Rig” means, collectively, offshore drilling rigs, including semisubmersibles, drillships, jack-ups, semisubmersible tender assist vessels, floating production storage and offtake vehicles and submersible rigs, owned by the Borrower and/or any Subsidiary of the Borrower, and, individually, any of such rigs.

“Rig Owner” means the Borrower and each Subsidiary, in each case, to the extent that such Person that holds an ownership interest in a Rig.

“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.

“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or a Loan Party shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of Designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” has the meaning assigned to such term in the definition of “LIBOR Rate”.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Secured Obligations” means, collectively, (a) the Obligations and (b) the Existing Cash Management Obligations; provided, however, notwithstanding anything to the contrary contained herein or in any other Credit Document, no Existing Cash Management Obligation shall constitute a Secured Obligation at any time on or after the occurrence of Security Termination .

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders and the holders of Existing Cash Management Obligations.

“Security Termination” means such time as when all Obligations have been paid in full in cash (other than indemnification obligations and other contingent obligations not then due and payable and as to which no claim has been made as at the time of determination).

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person, will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay its debts as they mature, (d) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (e) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Indebtedness” means Indebtedness for borrowed money pursuant to a credit, loan or other financing facility or other Indebtedness of the type described in clause (iii) of the definition of Indebtedness.

“Specified Time” means 11:00 a.m., London time.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means, the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or any jurisdiction to which any Lender is subject for eurocurrency funding.  Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System.  Eurodollar Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sub-Agent” means JPMorgan Chase Bank, N.A. or such other Affiliate of JPMorgan Chase Bank, N.A., that conducts international monetary transactions on behalf of JPMorgan Chase Bank, N.A., as from time to time notified to the Borrower by the Administrative Agent.

“Submitted Reference Bank Rate” means, as to any Reference Bank, the rate (rounded upward to four decimal places) supplied to the Administrative Agent at its request by such Reference Banks as of the Specified Time on the Quotation Day for Loans in Dollars and the applicable Interest Period as the rate at which such Reference Bank could borrow funds in the London interbank market in Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period; provided that, upon supplying such Submitted Reference Bank Rate to the Administrative Agent, such Reference Bank shall certify that it has not submitted or shared such Submitted Reference Bank Rate with any individual who is formally designated as being involved in the ICE LIBOR submission process.

“Subsidiary” means, for any Person, any other Person of which more than fifty percent (50%) of the outstanding stock or comparable Capital Stock having ordinary voting power for the election of the Board of Directors, managers or similar governing body of such other Person (irrespective of whether or not at the time such stock or other Capital Stock of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantor” means (a) each Subsidiary of the Borrower that provided a Guaranty of the secured obligations in connection with each of the Existing Agreements, (b) each additional

Subsidiary of the Borrower that provides a Guaranty of the Secured Obligations pursuant to the Guaranty and Collateral Agreement on the Effective Date or thereafter, and (c) each Subsidiary of the Borrower that provides a Guaranty of any Secured Obligations by becoming a party to the Guaranty and Collateral Agreement pursuant to Section 6.12, in each case, unless and until such party is released from such Guaranty under the Guaranty and Collateral Agreement pursuant to Section 11.20.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Excluded Rig” means any Rig if the granting of a Lien on such Rig to secure any Secured Obligation would reasonably be expected, in the reasonable judgment of the Borrower, to result in material tax consequences to the Borrower or any other Loan Party.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest of (a) Maturity Date, (b) the occurrence of any Event of Default described in Section 8.1(f) or Section 8.1(g) with respect to any Loan Party or (c) the occurrence and continuance of any other Event of Default and either (x) the declaration of the Obligations to be due and payable pursuant to Section 8.2 or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower pursuant to Section 8.2 that the Obligations are immediately due and payable.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the deemed making of Loans hereunder and the transactions contemplated by the Paragon Plan.

“Transferee” means any Assignee or Participant.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.

“UCC” means, with respect to any applicable jurisdiction, the Uniform Commercial Code as in effect from time to time in such jurisdiction.

“Wholly-Owned Subsidiary” means (a) any Subsidiary of which all of the outstanding Capital Stock (other than any directors’ qualifying shares under applicable law), on a fully-diluted basis, are owned by the Borrower and/ or one or more of the Wholly-Owned Subsidiaries or (b) any Subsidiary that is organized in a jurisdiction and is required by the applicable laws and regulations of such jurisdiction to be partially owned by the government of such jurisdiction or individual or corporate citizens of such jurisdiction, provided that, the Borrower, directly or indirectly, owns the remaining Capital Stock in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.                                 Time of Day.  Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

Section 1.3.                                 Accounting Terms; GAAP; Pro Forma Calculations.

(a)                                 Except as otherwise expressly provided herein, and subject to the provisions of this Section 1.3, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(b)                                 If either the Borrower or the Required Lenders notifies the Administrative Agent that (i) any change in accounting principles from those used in the preparation of the financial statements of the Borrower referred to in Section 5.9 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change affects the calculation of any component of any financial standard or term found in this Agreement, or (ii) there is a change in federal, state or foreign tax laws which affects the Borrower’s or any of its Subsidiaries’ ability to comply with the standards or terms found in this Agreement, then if the Borrower shall so request, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 11.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Borrower’s and its Subsidiaries’ consolidated financial condition shall be the same after such changes as if such changes had not been made; provided that, with respect to the changes referred to in clause (i) above, until so amended (or until such request is withdrawn), regardless of whether any such request is made before or after such change or the application thereof, (x) such standards or terms shall continue to be computed in accordance with the relevant accounting principles as in effect immediately prior to such change therein becoming effective and (y) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculation of such standard or term made before and after giving effect to such change.

Section 1.4.                                 Terms and Interpretations Generally.

(a)                                 It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

(b)                                 Except as otherwise set forth herein, for purposes of determining compliance with any covenant hereunder, in the event that the making of Restricted Payment or any other action restricted by any covenant herein meets the criteria of more than one of the baskets or categories of exceptions to such covenant or any definition related thereto, the Borrower will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such action in any manner that complies with the relevant covenant or definition.

(c)                                  For purposes of determining compliance under Sections 7.1 and 7.2, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.9. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.1 and 7.2, with respect to any amount of Indebtedness or Restricted Payment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness is Incurred or Restricted Payment is made.

(d)                                 Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement (unless specifically indicated otherwise) and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II
THE TERM LOAN FACILITY

Section 2.1.                                 Term Loan.  Subject to the terms and conditions hereof on the Effective Date, in partial satisfaction of the Allowed Revolver Secured Claims and the Allowed Term Loan Secured Claims (each as defined in the Paragon Plan) pursuant to the Paragon Plan, each Lender shall be deemed to have made term loans to the Borrower in the principal amount set forth opposite such Lender’s name on Annex I.  The aggregate principal amount of the Loans deemed made on the Effective Date hereunder shall be $85,000,000.  The Loans deemed made on the Effective Date shall be Base Rate Loans, subject to continuation and conversion pursuant to Section 2.2 and Section 2.3.

Section 2.2.                                 Types of Loans.  Following the Effective Date, Loans may be outstanding as either Base Rate Loans or Eurodollar Loans, as selected by the Borrower pursuant to Section 2.3.  The Loans may not be reborrowed following the payment or prepayment thereof.

Section 2.3.                                 Manner of Continuations and Conversions of Borrowings.

(a)                                 Notice of Continuation or Conversion of Outstanding Borrowings.  The Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirements set forth below, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, the Borrower may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period specified by it or convert part or all of such Borrowing into Base Rate Loans on the last day of the Interest Period applicable thereto, or the Borrower may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Loans, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period specified by it on any Business

Day, in each case pursuant to notices of continuation or conversion as set forth below.  To the extent representing a portion of a Borrowing, each conversion or continuation of (x) Base Rate Loans shall be in an amount of not less than $1,000,000 and (y) Eurodollar Loans shall be in an amount of not less than $2,000,000 and, in each case, in an integral multiple of $100,000 in excess thereof.  The Borrower may select multiple Interest Periods for the Eurodollar Loans requested in any single Conversion or Continuation Request, provided that, at no time shall the number of different Interest Periods for outstanding Eurodollar Loans exceed five (5) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period).  Notices of the continuation of such Eurodollar Loans for an additional Interest Period or of the conversion of part or all of such Eurodollar Loans into Base Rate Loans or of such Base Rate Loans into Eurodollar Loans must be given by no later than (A) 12:00 P.M. at least three (3) Business Days prior to the date of such continuation of, or conversion to, Eurodollar Loans and (B) 12:00 P.M. on the date of any conversion of Eurodollar Loans to Base Rate Loans.

(b)                                 Manner of Notice.  The Borrower shall give such notices concerning the continuation or conversion of a Borrowing described in Section 2.3(a) by telephone, facsimile or email (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Conversion or Continuation Request, which shall specify the date of the requested continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be continued or converted, the Type of Loans to comprise such continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  The Borrower agrees that the Administrative Agent may rely on any such telephonic, facsimile or email notice given by any Person it in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(c)                                  Notice to the Lenders.  The Administrative Agent shall give prompt telephonic, email or facsimile notice to each Lender of any notice received by it pursuant to this Section 2.3 relating to a Borrowing.  The Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable to the Borrowing of Eurodollar Loans of the Borrower (but, if such notice is given by telephone, the Administrative Agent shall confirm such rate in writing) promptly after the Administrative Agent has made such determination.

(d)                                 Failure to Notify.

(i)                                     If the Borrower fails to give notice pursuant to Section 2.3(a) of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans and has not notified the Administrative Agent by 12:00 P.M. at least three (3) Business Days before the last day of the Interest Period for any Borrowing of Eurodollar Loans, that it intends to repay such Borrowing, the Borrower shall be deemed to have requested, the continuation of such Borrowing as a Eurodollar Loan with an Interest Period of one (1) month, so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing.

(ii)                                  Upon the occurrence and during the continuance of any Event of Default, and upon written notice thereof from the Administrative Agent (in its sole discretion or at the direction of the Required Lenders) to the Borrower (A) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan, and (B) the obligation of the Lenders to continue or convert Loans into Eurodollar Loans shall be suspended.

(e)                                  Conversion.  If the Borrower shall elect to convert any particular Borrowing pursuant to this Section 2.3 from one Type of Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, for purposes of subsequent application of this sentence) be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Borrower to be comprised of Eurodollar Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to be comprised of Base Rate Loans.  If the Borrower shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of Eurodollar Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to have such Interest Period.  This Section 2.3(e) shall be applied appropriately in the event that the Borrower shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.

Section 2.4.                                 Interest Periods.  As provided in Section 2.3, at the time of the continuation or conversion of any Borrowing of Eurodollar Loans, the Borrower shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:

(a)                                 no Interest Period may be selected that extends beyond the Termination Date;

(b)                                 whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided, however, that if the next succeeding Business Day is in the next calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(c)                                  for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5.                                 Source of Funding Options.  Each Lender may, at its option, make any Loan or fund any participation in a Loan by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan or fund such participation; provided that, any exercise of such option shall not affect the obligation of the Borrower to repay any such Loan or other Obligation in accordance with the terms of this Agreement.

Section 2.6.                                 Applicable Interest Rates.

(a)                                 Base Rate Loans.  Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurodollar Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the Base Rate from time to time in effect plus the Applicable Margin. The Borrower agrees to pay such interest in cash on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise), subject to Section 2.6(d).

(b)                                 Eurodollar Loans.  Each Eurodollar Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Base Rate Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the sum of Adjusted LIBOR plus the Applicable Margin.  The Borrower agrees to pay such interest in cash on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise) or, in the case of, conversion to a Base Rate Loan on a day prior to the end of the current Interest Period therefor, on the date of such conversion, subject to Section 2.6(d).

(c)                                  Rate Determinations.  The Administrative Agent shall determine each interest rate applicable to Loans hereunder insofar as such interest rate involves a determination of Base Rate, Adjusted LIBOR or LIBOR Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct.  The Administrative Agent shall promptly give notice to the Borrower and each Lender of each determination of Adjusted LIBOR with respect to each Eurodollar Loan.

(d)                                 PIK Election. Notwithstanding anything to the contrary set forth in this Section 2.6, at the option of the Borrower, in connection with any interest payment due and payable hereunder (the “Specified Interest”), the Borrower may elect (a “PIK Election”) to pay in kind such Specified Interest, in full or in part, by adding the amount of the Specified Interest the Borrower elects to pay in kind (the “PIK Interest”) to the principal amount of the outstanding Loans, which shall thereafter constitute Loans hereunder and accrue interest in accordance with this Section 2.6; provided that, (i) at minimum, the amount of interest hereunder on the Loans accruing at a rate equal to 1% per annum shall be paid in cash on each Interest Payment Date and (ii) the PIK Election may not be made for any interest to be paid on the Maturity Date or on the date of any other repayment or prepayment of any Loan (whether pursuant to a voluntary or mandatory prepayment, acceleration or otherwise). The Borrower shall give the Administrative Agent irrevocable notice of any PIK Election indicating the Type of Loan applicable to such PIK Interest (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the Interest Payment Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the applicable Interest Payment Date, in the case of Base Rate Loans). Upon receipt of any PIK Election from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.

Section 2.7.                                 Default Rate.  At any time when an Event of Default exists, after giving effect to any applicable grace period, all outstanding Loans and Obligations under the Credit Documents shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Base Rate Loans from time to time).

It is the intention of the Administrative Agent and the Lenders to conform strictly to usury laws applicable to them.  Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America, including to the extent applicable, 46 U.S.C. Section 31322(b)), and the State of New

York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of Loans (or, if the principal amount of Loans shall have been paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of Loans (or if the principal amount of Loans shall have been paid in full, refunded by such Lender to the Borrower).

Section 2.8.                                 Repayment of Loans; Evidence of Debt.

(a)                                 Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, on the Termination Date, the unpaid amount of each Loan and other Obligations then outstanding.

(b)                                 Record of Loans by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made to the Borrower by such Lender, including the amounts of principal (including PIK Interest) and accrued interest payable and paid to such Lender from time to time hereunder.

(c)                                  Record of Loans by Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder (including PIK Interest), the Type thereof and, with respect to Eurodollar Loans, the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 Evidence of Obligations.  The entries made in the accounts maintained pursuant to Section 2.8(b) or Section 2.8(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay Loans in accordance with the terms of this Agreement.

(e)                                  Notes.  Loans outstanding to the Borrower from any Lender shall, at the written request of such Lender, be evidenced by a promissory note of the Borrower payable to such Lender substantially in the form of Exhibit 2.8 (each, a “Note”).  The Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting a Note, an original of each such Note, appropriately completed, to evidence the respective Loans made by such Lender to the Borrower hereunder, within ten (10) Business Days after the Borrower receives a written request therefor (or such longer period of time as such Lender may reasonably agree).

Section 2.9.                                 Optional Prepayments of Loans.  The Borrower shall have the right to prepay any Base Rate Loans without premium or penalty, at any time and from time to time in whole or in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. one day before the proposed prepayment date.  The Borrower shall have the right to prepay any Eurodollar Loans, without premium or penalty, at any time and from time to time in whole or in part (but, if in part, then in an amount which is equal to or greater than $5,000,000 and in an integral multiple of $100,000 in excess thereof or such smaller amount as needed to prepay any particular Borrowing in full) subject to any breakage fees and funding losses that are required to be paid pursuant to Section 2.11, with respect to any such prepayment on a day other than the last day of the applicable Interest Period of the applicable Loan; provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. at least three (3) Business Days before the proposed prepayment date (or such shorter period as may be agreed by the Administrative Agent in its sole discretion).  A notice delivered under this Section 2.9 may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed prepayment date; provided that upon any such rescission, the Borrower shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11.  Any such prepayments shall be made by the payment of the principal amount to be prepaid and, with respect to any Eurodollar Loans, accrued and unpaid interest thereon to the date of such prepayment.  Optional prepayments shall be applied to Loans then outstanding in the manner specified by the Borrower.

Section 2.10.                          Breakage Fees.  If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Section 9.1 or Section 9.2:

(a)                                 any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b)                                 any failure to make a principal payment of any such Loan on the due date therefor; or

(c)                                  any failure by the Borrower to continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 or Section 2.9, as applicable (other than by reason of a default of such Lender ), then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be conclusive and binding in the absence of manifest error of such Lender’s entitlement thereto.  Within ten (10) days of receipt of such certificate, the Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided in such certificate, unless such Lender has failed to timely give notice to the Borrower of such claim for compensation as provided herein, in which event the Borrower shall have no obligation to pay such claim.

ARTICLE III
FEES AND PAYMENTS

Section 3.1.                                 Fees.  The Borrower shall pay, or cause to be paid to the Administrative Agent the administrative agency fees from time to time agreed to by the Borrower and the Administrative Agent in the manner provided by such other agreements.

Section 3.2.                                 Place and Application of Payments.

(a)                                 All payments of principal of and interest on Loans and all fees and other amounts payable by any Loan Party under the Credit Documents shall be made free and clear of any set-off, counterclaim or defense by such Loan Party to the Administrative Agent for the benefit of the Lenders entitled to such payments, in immediately available funds on the due date thereof no later than 2:00 P.M. in the Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Borrower.  Any payments received by the Administrative Agent from any Loan Party after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day.  The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds in like currency to each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender.

(b)                                 If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all Obligations then due and payable under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent in the order set forth in Section 8.6.  In calculating the amount of Obligations owing each Lender other than for principal and interest on Loans and fees under Section 3.1, the Administrative Agent shall only be required to include such other Obligations that Lenders have notified the Administrative Agent in writing are due to such Lenders.

Section 3.3.                                 Withholding Taxes

(a)                                 Payments Free of Withholding.  Except as otherwise required by law, each payment by or on behalf of the Borrower to any Lender or the Administrative Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any present or future Taxes.  If any such withholding is so required by law (as determined in good faith by an applicable withholding agent), the applicable withholding agent shall make the withholding and pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon.  Moreover, in the case of any Taxes, excluding, in the case of each Lender and the Administrative Agent, the following Taxes (whether imposed on or with respect to such Lender or Administrative Agent or required to be withheld or deducted from any payment by or on account of any obligation of the Borrower under any Credit Document):

(i)                                     (A) Taxes imposed on, based upon, or measured by such Lender’s or the Administrative Agent’s net income, branch profits, franchise and similar Taxes imposed on it (but not any sum deemed to be received or receivable by it), in each case, as a result of such Lender or Administrative Agent, or any owner or affiliate thereof, as the case may be, being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax, or (B) Other Connection Taxes;

(ii)                                  In the case of a Lender, any Cayman or U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or L/C Commitment, except to the extent that such tax is imposed as a result of any Change in Law (x) after the date hereof, in the case of each Lender, Issuing Bank or Administrative Agent originally a party hereto, (y) in the case of any Purchasing Lender (as defined in Section 11.10(b)) or other Issuing Bank or Administrative Agent, after the date on which it becomes a Lender, Issuing Bank, or Administrative Agent, as the case may be (unless such Purchasing Lender or Issuing Bank acquired its interest following a request by the Borrower under this Section 3.3(a) or Section 9.5) or (z) after the designation by such Lender, such Issuing Bank or Administrative Agent of a new Lending Office (other than pursuant to this Section 3.3(a) or Section 9.1); provided that, in each case of (y) and (z), this Section 3.3(a)(ii) shall not include amounts with respect to such Taxes payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or L/C Commitment or to such Lender immediately before it changed its lending office;

(iii)                               U.S. Federal withholding Taxes imposed under FATCA; or

(iv)                              Taxes which would not have been imposed but for the failure of such Lender or the Administrative Agent, as the case may be to comply with the provisions of Section 3.3(b) (unless excused pursuant to Section 3.3(d)) or Section 3.3(c);

(all present or future Taxes, other than the Taxes described in the preceding clauses (i) through (iv), “Indemnified Taxes”), the Borrower shall forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent is free and clear of such Taxes that are Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender or the Administrative Agent (as the case may be) would have received had withholding of any Indemnified Taxes not been made.  If the Borrower pays any such Taxes that are Indemnified Taxes, or any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other reasonably acceptable evidence of payment if such tax receipts have not yet been received by the Borrower (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within fifteen (15) days of such payment.  If the Administrative Agent or any Lender pays any Indemnified Taxes which the Borrower has failed to withhold or pay to the appropriate Governmental Authority, or any penalties or interest in connection therewith, the Borrower shall reimburse the Administrative Agent or that Lender for the payment in the currency in which such payment was made within ten (10) days after the receipt of written demand therefor.  Such Lender or the Administrative Agent shall make written demand on the Borrower for reimbursement hereunder no later than ninety (90) days after the earlier of (i) the date on which such Lender or the Administrative Agent makes payment of the Indemnified Taxes, penalties and interest, and (ii) the date on which the relevant taxing authority or other Governmental Authority makes written demand upon such Lender or the Administrative Agent for payment of the Indemnified Taxes, penalties and interest.  Any such demand shall be conclusive absent manifest error.

(b)                                 Withholding Tax Exemptions.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(c)                                  FATCA Compliance.  If any payment required to be made to any Lender under this Agreement or any other Credit Document would be subject to U.S. Federal withholding Taxes as a result of such Lender failing to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall submit to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.3(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)                                 Inability of Lender to Submit Forms.  If any Lender determines in good faith that (i) it is not legally able to submit to the Borrower or Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to Section 3.3(b), (ii) it is required to withdraw or cancel any such form or certificate previously submitted, or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact, and such Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.  Furthermore, the completion, execution and submission of any documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)                                  Refund of Taxes.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 or Section 11.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.3(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.3(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.3(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)                                   Indemnification by Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.10(a) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.3(f).

(g)                                  Survival.  Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, the termination of the commitments hereunder and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.1.                                 Effective Date.  The effectiveness of this Agreement is subject to satisfaction (or waiver in accordance with Section 11.11) of the following conditions precedent:

(a)                                 Executed Credit Agreement.  The Administrative Agent shall have received (including by facsimile or other electronic means) duly executed signature pages from each party to this Agreement other than the Lenders who shall be deemed parties to this Agreement pursuant to the Paragon Plan.

(b)                                 Secretary’s Certificate of the Borrower.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of the secretary or an assistant secretary of the Borrower (or, if the Borrower does not have a secretary or assistant secretary, any other officer, director or manager duly authorized to execute such a certificate on behalf of the Borrower) containing specimen signatures of the persons authorized to execute Credit Documents to which the Borrower is a party or any other documents provided for herein or therein, together with (i) copies of resolutions of the Board of Directors or other appropriate governing body of the Borrower authorizing the execution and delivery of the Credit Documents to which the Borrower is a party and (ii) copies of the Borrower’s memorandum and articles of association.

(c)                                  Good Standing Certificate of the Borrower.  The Administrative Agent shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of the Borrower’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction).

(d)                                 Control Agreements. The Borrower and the other Loan Parties shall (i) cause each deposit account, securities account and commodities account located in the United States (other than Excluded Accounts) to be subject to a Control Agreement among the applicable Loan Parties, the Collateral Agent and applicable the depositary bank, securities intermediary or commodity intermediary, as the case may be and (ii) take the actions reasonably requested by the Administrative Agent to cause each deposit account, securities account and commodities account (other than Excluded Accounts) not located in the United States to be subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties.

(e)                                  Other Collateral Documents, Notes, Etc. The Administrative Agent shall have received (including by facsimile or other electronic means) (x) duly executed Guaranty and Collateral Agreement, Collateral Agency Agreement and Collateral Rig Mortgages or amendments to any Existing Collateral Rig Mortgages, in each case, sufficient to comply with Section 6.12, any Notes requested pursuant to Section 2.8(e) prior to the Effective Date and (y) the following all in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     Secretary’s Certificates of the Subsidiary Guarantors.  Certificates of the secretary or an assistant secretary (or, if a Subsidiary Guarantor does not have a secretary or assistant secretary, any other Person duly authorized to execute such a certificate on behalf of such Subsidiary Guarantor) containing specimen signatures of the persons authorized to execute Credit Documents to which such Subsidiary Guarantor is a party or any other documents provided for herein or therein, together with (A) copies of resolutions of the Board of Directors or other appropriate governing body of such Subsidiary Guarantor authorizing the execution and delivery of the Credit Documents to which it is a party and (B) copies of  such Subsidiary Guarantors’ constituent organizational documents;

(ii)                                  Good Standing Certificates of the Subsidiary Guarantors.  For each Subsidiary Guarantor, a certificate of good standing (or the equivalent) from the appropriate governing agency of such Subsidiary Guarantor’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction);

(iii)                               Regulatory Filings and Approvals.  Copies of all necessary governmental and third party approvals, registrations, and filings in respect of the transactions contemplated by this Agreement;

(iv)                              Insurance Certificate.  To the extent reasonably requested by the Administrative Agent, an insurance certificate dated not more than ten (10) Business Days prior to the Effective Date describing in reasonable detail the insurance maintained by, or on behalf of, the Borrower and its Subsidiaries as of the Effective Date, as required by Section 6.5;

(v)                                 Opinions of Counsel.  Written opinions of (A) Weil Gotshal & Manges LLP, counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Effective Date, (B) Maples and Calder, Cayman Islands counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Effective Date, (C) Homburger AG, Swiss counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Effective Date, (D) Houthoff Buruma, Dutch counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Effective Date, (E) Garza Tello & Asociados, Mexican counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Effective Date, and (F) The Abeng Firm, Cameroonian counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Effective Date, (G) Brodies LLP, Scottish counsel for the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated the Effective Date, (H) Weil, Gotshal & Manges LLP, acting as English counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Effective Date, in each case, covering such matters relating to the Loan Parties and the Credit Documents as are usual and customary in respect of the transaction contemplated by this Agreement;

(vi)                              Closing Certificate.  A certificate of an Authorized Officer of the Borrower as to the satisfaction of all conditions set forth in Sections 4.1(f) and (g) and Section 4.1(j);

(vii)                           Process Agent.  An acknowledgment from CT Corporation with respect to its irrevocable appointment by the Loan Parties pursuant to Section 11.14(b) and the applicable provisions of the Guaranty and Collateral Agreement;

(viii)                        UCC-1s; UCC Searches.  Each of the following:

(A)                               financing statements on Form UCC-1 in proper form for filing under the UCC in each jurisdiction as may be necessary, or in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests purported to be created by the Guaranty and Collateral Agreement to the extent such perfection is required by the Guaranty and Collateral Agreement; and

(B)                               appropriate UCC search results in respect of the Loan Parties, as may be reasonably requested by the Collateral Agent, from Washington D.C. and any other relevant jurisdiction, reflecting no prior Liens encumbering the properties of any Loan Party, other than those which shall be released prior to or contemporaneously with the Effective Date and the Permitted Liens;

(ix)                              Consummation of the Paragon Plan. (A) Evidence that substantially concurrently with the Effective Date, all conditions precedent to effectiveness of the Paragon Plan shall have been satisfied, waived or modified to the reasonable satisfaction of the Administrative Agent and the Requisite Lenders (as defined in the Paragon Plan); (B) the effective date of the Paragon Plan shall have occurred and (C) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Paragon Plan in accordance with its terms shall have occurred.

(x)                                 Solvency Certificate.  A solvency certificate from a director or the chief financial officer or controller of the Borrower, dated as of the Effective Date, setting forth the conclusion that, immediately after giving effect to this Agreement, consummation of the Transactions and the Incurrence of all the financings contemplated hereby, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent;

(xi)                              Financial Statements.  Audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Paragon Parent and its Subsidiaries for the three most recently completed fiscal years ended December 31, 2016;

(xii)                           Perfection Certificate. A Perfection Certificate duly executed by each of the Loan Parties in substantially the form of Exhibit 4.1(d).

(f)                                   Representations and Warranties. Substantially concurrently with the Effective Date, each of the representations and warranties of the Loan Parties set forth herein and in the other Credit Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the Effective Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(g)                                  No Default or Event of Default. Substantially concurrently with the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(h)                                 Fees and Expenses. On or before the Effective Date, the Lenders, the Administrative Agent and the Collateral Agent shall have received all fees and all reasonable out-of-pocket expenses (to the extent invoiced at least five (5) days prior to the Effective Date) then due and owing to the Administrative Agent, the Lenders, and the Collateral Agent pursuant to this Agreement, the Paragon Plan and as otherwise agreed in writing by the Borrower.

(i)                                     Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the

Patriot Act, that has been reasonably requested by the Administrative Agent and the Lenders a reasonable period in advance of the Effective Date.

(j)                                    Secured Indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Paragon Plan, neither the Borrower nor any other Loan Party shall have any Specified Indebtedness, individually or in the aggregate, in a principal amount in excess of $5,000,000 secured by a Lien on the Collateral other than pursuant to this Agreement.

(k)                                 Confirmation Order. On the Effective Date, the Confirmation Order shall be in full force and effect and unstayed.

(l)                                     Satisfaction of Allowed Claims. The Lenders shall have received, on account of the Allowed Revolver Claims and Allowed Term Loan Claims (each as defined in the Paragon Plan): (i) Cash Collateral (as defined in the Paragon Plan), (ii) Unencumbered Cash (as defined in the Paragon Plan) and (iii) New Equity Interests (as defined in the Paragon Plan), in each case in the amounts and on the terms set forth in the Paragon Plan.

(m)                             Existing L/C Agreement. The Administrative Agent shall have received a copy of the executed Existing L/C Agreement dated as of the Effective Date and the conditions precedent to the effectiveness thereof shall have been satisfied or waived.

(n)                                 Existing L/C Escrow Agreement. The Administrative Agent shall have received a copy of the executed Existing L/C Escrow Agreement and the conditions precedent to the effectiveness thereof shall have been satisfied or waived.

(o)                                 Additional Documentation. The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

(p)                                 Perfection Actions. All actions necessary or desirable to establish that the Administrative Agent will have a perfected first-priority security interest (subject to Permitted Liens) in the Collateral in satisfaction of Section 6.12 shall have been taken, subject to Section 6.14(a) and any other post-closing period the Administrative Agent may agree in its sole discretion.

The Administrative Agent (or at the Administrative Agent’s direction, its counsel) shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Lender and Administrative Agent, which representations and warranties shall be deemed made on the Effective Date as follows:

Section 5.1.                                 Corporate Organization.  Each Loan Party: (i) is duly incorporated or organized and existing in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent the concept of good standing is applicable in such jurisdiction); (ii) has all necessary organizational or other corporate power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except in each case, where the failure to have such power and authority or to be so licensed or qualified or to be in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

Section 5.2.                                 Power and Authority; Validity.  Each of the Loan Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents.  Each of the Loan Parties has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Loan Party which is a party thereto enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

Section 5.3.                                 No Violation.  Neither the execution, delivery or performance by any Loan Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, except where such contravention would not reasonably be expected to have a Material Adverse Effect, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than any Permitted Lien) upon any of the property or assets of such Loan Party under, the terms of any material agreement evidencing Indebtedness to which such Loan Party is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Loan Party.

Section 5.4.                                 Litigation.  As of the Effective Date, there are no actions, suits, proceedings or counterclaims (including derivative or injunctive actions) pending or, to the knowledge of the Borrower, threatened against any Loan Party that would reasonably be expected to have a Material Adverse Effect.

Section 5.5.                                 Margin Regulations. No Loan Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” (each, as defined in Regulation U of the Board of Governors of the Federal Reserve System). No proceeds of Loans will be used by the Borrower or its Subsidiaries for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

Section 5.6.                                 Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7.                                 Anti-Corruption Laws; Sanctions Laws and Regulations.  The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower or any of its Subsidiaries being designated as a Sanctioned Person.  None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 5.8.                                 True and Complete Disclosure.  All factual information (taken as a whole) furnished by the Loan Parties in writing to the Administrative Agent or any Lender in connection with any Credit Document or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, it being understood that (i) such projections are not to be viewed as facts and that actual results during the period(s) covered by any such projections may differ significantly from the projected results and that such difference may be material and that such projections are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature.  To the extent commercially reasonable, the Borrower has provided such information and has taken such action, in each case, as has been reasonably requested in writing by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 5.9.                                 Financial Statements.  The Borrower (a) has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows for the three most recently completed fiscal years ended prior to the Effective Date (including a certification by its chief financial officer that such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements) and (b) represents  that such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

Section 5.10.                          No Material Adverse Change.  Since the Plan Confirmation Date, there has occurred no event or circumstance that has had a Material Adverse Effect.

Section 5.11.                          Taxes. The Borrower and its Subsidiaries have filed all material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and have paid all Taxes due and payable and have paid any assessments made against the Borrower and its Subsidiaries or any of their properties (other than (i) any such assessments, fees, charges or levies that are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP or (ii) any amount the nonpayment of which could not be reasonably be expected to give rise to a Material Adverse Effect).

Section 5.12.                          Consents.  As of the Effective Date, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Loan Parties in order to execute and deliver and perform their obligations under the Credit Documents to which they are a party, have been or will have been obtained or made and are or will be in full force and effect.

Section 5.13.                          Insurance.  As of the Effective Date, the Loan Parties, or an Affiliate of the Loan Parties, on behalf of the Loan Parties, maintain in effect the Required Insurance; provided that, the Loan Parties or an Affiliate of the Loan Parties may self-insure to the extent and in the manner normal for companies of like size, type and financial condition.

Section 5.14.                          Intellectual Property.  The Loan Parties own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Loan Parties as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.

Section 5.15.                          Ownership of Property.

(a)                                 The Loan Parties have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens (except Permitted Liens), except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Borrower and/or each Loan Party is the true, lawful and sole owner of each Collateral Rig stated to be owned by it, with respect to Effective Date Collateral Rigs, on Schedule 5.15(b), and thereafter, in the relevant Collateral Rig Mortgage, and its ownership of each Collateral Rig is free and clear of all Liens except for Permitted Liens.

Section 5.16.                          Collateral Documents.  The Collateral Documents are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien in each Loan Party’s right, title and interest in the Collateral described therein.  Except with respect to Excluded Perfection Assets, (i) when financing statements or equivalent filings or notices have been made or the Collateral Rig Mortgages are filed or recorded in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only or control (which control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Collateral Agent shall have fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Liens, other than Permitted Liens, which are permitted to attach to such Collateral and be prior to the Liens securing the Obligations, under the terms of this Agreement and the other Credit Documents.

Section 5.17.                          Legal Names of Borrower and Subsidiaries.  Schedule 5.17 sets forth, as of the Effective Date, the legal name of the Borrower and each of its Subsidiaries, the type of organization or entity of each such Person and the jurisdiction of organization or incorporation of each such Person.  Schedule 5.17 also sets forth, as of the Effective Date, the direct owner and percentage ownership of each such Subsidiary on the Effective Date.

Section 5.18.                          Rigs.

(a)                                 As of the Effective Date, the name, registered owner and official number, and jurisdiction of registration and flag of each Effective Date Collateral Rig are set forth on Schedule 5.15(b).  Each Rig owned by a Loan Party is operated in compliance with all applicable law, rules and regulations (applicable to such Rig and as required by the American Bureau of Shipping or other internationally recognized classification society reasonably acceptable to the Administrative Agent), except where failure to comply with such law, rules or regulations would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Loan Party which owns or operates one or more Rigs is qualified to own and operate such Rig under the laws of such Loan Party’s jurisdiction of incorporation and the jurisdiction in which Rig is flagged, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Each Rig (except a Rig that is cold stacked) maintains its classification as is applicable for rigs of comparable age and size with the American Bureau of Shipping or another internationally recognized classification society reasonably acceptable to the Administrative Agent, free of any conditions or recommendations affecting class, except for temporary lapses of such classification as may from time to time arise as a result of the normal operation of such Rig, so long as the Borrower or applicable Rig Owner is using commercially reasonable efforts to remedy such lapses.

Section 5.19.                          Form of Documentation.  Each of the Collateral Rig Mortgages is or, when executed, will be in proper legal form under the laws of the applicable Acceptable Flag Jurisdiction for the enforcement thereof in all material respects under such laws and the laws of the jurisdiction of organization of the applicable Loan Party that is party thereto, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Collateral Rig Mortgage in the applicable Acceptable Flag Jurisdiction or the jurisdiction of the applicable Loan Party that is party thereto, it is not necessary that any Collateral Rig Mortgage or any other document be filed or recorded with any court or other authority in any such jurisdiction, except as have been, or will be, made.

Section 5.20.                          Pari Passu or Priority Status.  Neither the Borrower nor any other Loan Party has taken any action which would cause the claims of unsecured creditors of the Borrower or of any other Loan Party, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Liens permitted under this Agreement), to have priority over the claims of the Administrative Agent, the Collateral Agent and the Secured Parties against the Borrower and such other Loan Party under this Agreement or the other Credit Documents.

Section 5.21.                          No Immunity.  Neither the Borrower nor any other Loan Party is a sovereign entity or has immunity on the grounds of sovereignty or otherwise from setoff or any legal process under the laws of any jurisdiction. The execution and delivery of the Credit Documents by the Loan Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

Section 5.22.                          Solvency.  After giving effect to the consummation of the Transactions, the Borrower and the other Loan Parties, taken as a whole, are Solvent.

Section 5.23.                          Compliance With Laws.  The Borrower and its Subsidiaries are in compliance with all applicable laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

Section 5.24.                          EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

Section 5.25.                          ERISA.  (a) Each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, (b) no ERISA Event or Foreign Plan Event has occurred (for which any Loan Party currently has any liability) or is reasonably expected to occur, (c) all amounts required by applicable law with respect to, or by the terms of any retiree welfare benefit arrangement maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate has an obligation to contribute have been accrued to the extent required in accordance with Statement of Financial Accounting Standards No. 106, (d) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefit, and (e) the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans, in each case in clauses (a) through (e) above, such conditions would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, from and after the Effective Date and until Security Termination:

Section 6.1.                                 Corporate Existence.  The Borrower will, and will cause each other Loan Party to, preserve and maintain its incorporation status or organizational existence, except (i) for the dissolution of any Loan Party other than the Borrower whose assets are transferred to the Borrower or any other Loan Party, (ii) in the case of any Loan Party other than the Borrower, where the failure to preserve, renew or keep in full force and effect the incorporation status or existence of any Loan Party would not reasonably be expected to have a Material Adverse Effect, (iii) to the extent any merger, disposition or consolidation with any other Person results in the Borrower (in the case of any such merger, disposition or consolidation involving the Borrower) or any other Loan Party as the surviving entity or (iv) as otherwise expressly permitted in this Agreement.

Section 6.2.                                 Maintenance of Properties, including Rigs; Rig Contracts.

(a)                                 The Borrower will, and will cause each other Loan Party to, maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear or damage done by casualty or condemnation excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Borrower or any other Loan Party from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Borrower desirable in the conduct of its business.

(b)                                 The Borrower will, and will cause each Rig Owner to, at all times, and without cost or expense to the Administrative Agent, use commercially reasonable efforts to maintain and preserve, or cause to be maintained and preserved, each Rig owned by such Rig Owner (except for any Rig that is cold stacked) and its material equipment, outfit and appurtenances, tight, staunch, strong, in good condition, working order and repair and fit for its intended service. The Borrower will, and will cause each Rig Owner to, with respect to each Rig owned by such Rig Owner (except for any Rig that is cold stacked), at all times comply with all applicable laws, treaties and conventions of the jurisdiction in which the applicable Rig is flagged, and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing compliance therewith, unless the failure to so comply or have on board such documentation would not reasonably be expected to have a Material Adverse Effect.  The Borrower will, and will cause each Rig Owner to, keep each Rig owned by such Rig Owner (except for or any Rig that is cold stacked) in such condition as will entitle such Rig to maintain its classification, as is applicable for rigs of comparable age and type, by the American Bureau of Shipping or another internationally recognized classification society reasonably acceptable to the Administrative Agent, except for any temporary lapse of such classification as may from time to time arise as a result of the normal operation of such Rig, so long as the Borrower or the applicable Rig Owner is using commercially reasonable efforts to remedy such lapse.  The Borrower will, and will cause each Rig Owner to, with respect to each Rig owned by such Rig Owner (except for any Rig that is cold stacked), comply with and satisfy in all material respects the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on such Rig Owner, the Borrower, the Borrower’s Subsidiaries or such Rig with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation,  proclamation or order with respect to the trade in which the Rig is from time to time engaged and the cargo carried by it, unless the failure to so comply would not reasonably be expected to result in a Material Adverse Effect or in a material adverse effect on the value of the Rig.

(c)                                  The Borrower will, and will cause each Rig Owner that owns a Rig to, supply the Administrative Agent promptly following its receipt of a written request from the Administrative Agent with copies of all survey reports with respect to such Rig.

(d)                                 The Borrower will, and will cause each Collateral Rig Owner to, promptly notify the Administrative Agent of and furnish the Administrative Agent with full information, promptly upon becoming available, including copies of reports and surveys, regarding any material accident or accident involving repairs (except to the extent any such accident could not reasonably be expected to result in a Material Adverse Effect).

(e)                                  The Borrower will, and will cause each applicable Rig Owner or Internal Charterer to, use commercially reasonable efforts to, perform any and all charter contracts or material drilling contracts which are, or may be, entered into with respect to each Rig, except to the extent any such nonperformance could not reasonably be expected to result in a Material Adverse Effect.

Section 6.3.                                 Taxes.  The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge all Taxes upon or against it or its properties and all other obligations (including ERISA obligations) prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP or (ii) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.

Section 6.4.                                 ERISA. Each Loan Party and its Subsidiaries will timely pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien with respect to such Plan against any properties or assets of the Borrower or any of its Subsidiaries and will promptly notify the Administrative Agent upon an Authorized Officer of the Borrower becoming aware thereof, of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 6.5.                                 Insurance.

(a)                                 The Borrower will, and will cause each other Loan Party to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and each other Loan Party, (i) maintain with financially sound and reputable insurance companies (provided that, this Section 6.5 shall not be deemed to be breached if an insurance company with which the Borrower, any other Loan Party or the applicable Affiliate of the Borrower maintains insurance becomes financially troubled and the Borrower, such other Loan Party or such Affiliate of the Borrower reasonably promptly obtains coverage from a different, financially sound insurer) insurance on the Rigs and other material  insurable properties of the Borrower and the other Loan Parties in at least such amounts and against all such risks as is consistent and in accordance with normal industry practice for similarly situated insureds and as provided in this Section 6.5 (the “Required Insurance”) and (ii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried on the Rigs; provided that, the Borrower or any other Loan Party or an Affiliate of the Borrower may self-insure to the extent and in the manner normal for companies of like size, type and financial condition; provided, further that the Collateral Agent may, in its sole discretion, consent (such consent not to be unreasonably withheld, delayed or conditioned) to the maintenance of alternate insurance coverage should the Borrower provide adequate substantiation that such alternate insurance coverage is cost effective from the Borrower and the other Loan Parties’ perspective.

(b)                                 The Borrower will, and will cause each of the Rig Owners to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and the Rig Owners, at all times keep the Collateral Rigs insured in favor of the Collateral Agent as provided in this Section 6.5; and (x) all policies or certificates with respect to such insurance (and any other insurance maintained by the Borrower and/or such Rig Owners): (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including by naming the Collateral Agent as lender’s loss payable, mortgagee and/or additional insured, as its interests may appear) and (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Parties and (y) the Borrower and/or the applicable Rig Owner will use commercially reasonable efforts to provide that such insurance policies state that they shall not be canceled for non-payment of premium without at least thirty (30) days’ prior written notice thereof by the respective insurer to the Collateral Agent.  On the Effective Date and from time to time thereafter to the extent reasonably requested by the Collateral Agent, but no more frequently than once each calendar year, the Borrower shall deliver certificates evidencing such insurance policies for deposit with the Collateral Agent.  The Administrative Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies or endorsements.

(c)                                  The Borrower will, and will cause each of the Rig Owners to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and the applicable Rig Owners, cause the Rigs to be insured with insurers or protection and indemnity clubs or associations of the type described in Section 6.5(a)(i), against the risks indicated below:

(i)                                     marine war risk insurance, including coverage afforded by the London Blocking and Trapping Addendum (or equivalent) and Missing Rig Clause (or equivalent), and marine hull and machinery insurance in an amount equal to not less than 120% of the aggregate outstanding principal amount of the Loans at such time, except as otherwise reasonably agreed in writing by the Collateral Agent. The insured values for hull and machinery required under this subclause (i) for the Collateral Rigs shall at all times be in an amount equal to 60% of the Fair Market Value of each Collateral Rig, and the remaining hull and machinery insurance required by this subclause (i) may be procured as increased value and/or disbursements insurance;

(ii)                                  marine protection and indemnity insurance or equivalent (including coverage against liability for war risk perils, passengers, fines and penalties arising out of the operation of the Rigs, including crew, pollution, spillage or leakage, and workers’ compensation or U.S. Longshore and Harbor Worker’s Act insurance as shall be required by applicable law) in such amounts reasonably approved by the Collateral Agent; provided, however, that insurance against liability under applicable law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:

(A)                               such sources of pollution, spillage or leakage coverage as are commercially available as shall be carried by prudent rig owners with similar rigs engaged in similar trades plus amounts available from customary excess insurers of such risks as excess amounts shall be carried by prudent rig owners  for similar rigs engaged in similar trades; and

(B)                               the amounts required by the laws or regulations of the United States or any applicable jurisdiction in which the Rig may be trading from time to time;

(iii)                               the Collateral Agent’s interest insurance (including extended mortgagee’s interest-additional perils-pollution) coverage on terms satisfactory to the Administrative Agent; provided that, such coverage should only apply to Collateral Rigs operating in the Gulf of Mexico; provided further that all such Collateral Agent’s interest insurance cover shall in the Collateral Agent’s discretion be obtained directly by the Collateral Agent and the Rig Owner shall on demand pay or cause to be paid all costs of such cover; premium costs shall be reimbursed by the Rig Owner to the Collateral Agent;

(iv)                              while a Rig is idle or laid up, at the option of the Borrower or the applicable Rig Owner and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the relevant Rig against the usual risks encountered by like rigs under similar circumstances; and

(v)                                 for the marine, war-risks and protection and indemnity/liability insurances required herein, the Borrower or the applicable Rig Owner shall have the discretion to utilize deductibles or self-insured retentions that are customary for similar rigs engaged in similar activities.

All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Collateral Agent.  The policy of marine and war risk hull and machinery insurance with respect to the Collateral Rigs shall provide that the Collateral Agent shall be named in its capacity as collateral agent and as a lender’s loss payable and mortgagee.  Any entry in a marine and war risk protection and indemnity club with respect to the Collateral Rigs shall note the interest of the Collateral Agent.  The Administrative Agent, the Collateral Agent, any Lender and each of their respective successors and assigns shall not be responsible for any premiums, club calls, if any, assessments or any other obligations or for the representations and warranties made therein by any Rig Owner, the Borrower, any of the Borrower’s Subsidiaries or any other Person.

(d)                                 The Borrower will, or will cause each of the Rig Owners to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and the applicable Rig Owners, furnish to the Administrative Agent a comprehensive summary prepared and signed by its energy insurance brokers with respect to the protection and indemnity insurance, the hull and machinery and war risk insurance carried and maintained on the Rigs, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Section 6.5.  The Borrower will, or will cause each of the Rig Owners to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and the applicable Rig Owners, cause such insurance broker and/or the protection and indemnity club or association providing protection and indemnity insurance referred to in Section 6.5(c)(ii), to agree to provide the Administrative Agent with such information as to such insurances as the Administrative Agent may reasonably request with respect to expiration, termination or cancellation of any policy or any default in the payment of any premium.

(e)                                  Unless the Administrative Agent has given notice to the underwriters  of  the occurrence and continuance of an Event of Default, all insurance claim proceeds of whatsoever nature with respect to the Collateral Rigs payable under any insurance shall be payable to the Borrower, the applicable Rig Owner or others as their interests may appear; thereafter, payments of insurance claim proceeds with respect to the Collateral Rigs shall be made to the Collateral Agent for distribution in accordance with, subject to any Customary Intercreditor Agreement in effect at such time the Collateral Agency Agreement, unless the Collateral Agent, acting in accordance with, subject to any Customary Intercreditor Agreement in effect at such time, the Collateral Agency Agreement, has given written consent to the underwriter to make payments to other parties.

(f)                                   In the event that any claim or Lien is asserted against a Collateral Rig for loss, damage or expense that is covered by insurance required hereunder and it is necessary for the applicable Rig Owner to obtain a bond or supply other security to prevent arrest of such Collateral Rig or to release such Collateral Rig from arrest on account of such claim or Lien, the Collateral Agent, on request of the applicable Rig Owner, may, in the sole discretion of the Collateral Agent (or at the direction of the Required Lenders), assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Collateral Rig from such arrest, all right, title and interest of the Collateral Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(g)                                  The Borrower will not, and will not permit any Rig Owner to, execute or permit or willingly allow to be done any act by which any insurance required under this Section 6.5 may be suspended, impaired or cancelled, and will not permit or allow any Rig to undertake any voyage or operational risk which may not be permitted by the policies in force, without having previously notified the Administrative Agent in writing and insured the relevant Rig by additional coverage to extend to such voyages, risks, passengers or cargoes.

(h)                                 If an Event of Default has occurred and is continuing, subject to the rights of any charterer, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise to any claim with respect to any Collateral Rig with respect to which any underwriter proposes to pay less on any claim than the amount thereof.

(i)                                     If the Borrower or any other Loan Party shall fail to maintain insurance in accordance with this Section 6.5 with respect to the Collateral Rigs, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

Section 6.6.                                 Financial Reports and Other Information.

(a)                                 Periodic Financial Statements; Other Documents; Notices.  The Borrower will, and will cause its Subsidiaries to, maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lenders and their respective authorized representatives such information about its insurances and the business and financial condition of the Borrower and its Subsidiaries as any Lender may reasonably request; and, without any request, will furnish to the Administrative Agent:

(i)                                     within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each fiscal year of the Borrower or, with respect to the Fiscal Quarter ended June 30,

2017, within ninety (90) days of such Fiscal-Quarter end, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and of cash flows for such Fiscal Quarter and for the portion of the fiscal year ended with the last day of such Fiscal Quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by the chief financial officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing the Borrower’s Form 10-Q with the SEC in any event will satisfy the requirements of this clause (i), subject to Section 6.6(b), and the information required hereby shall be deemed furnished and delivered on the date such information has been posted on the SEC’s website accessible through http://www.sec.gov/edgar/searchedgar/companysearch.htm or such successor webpage of the SEC thereto);

(ii)                                  within ninety (90) days after the end of each fiscal year of the Borrower or, with respect to the fiscal year ended December 31, 2017, within 120 days after such fiscal-year end, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm and reported on by such firm without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit and in the form filed with the SEC (publicly filing the Borrower’s Form 10-K with the SEC in any event will satisfy the requirements of this clause (ii), subject to Section 6.6(b), and the information required hereby shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/companysearch.htm or such successor webpage of the SEC thereto);

(iii)                               promptly after the same become publicly available, copies of all financial statements, projections, annual, regular, periodic and special reports and proxy materials or statements that the Borrower sends to its stockholders generally or publicly files with the SEC or any similar Governmental Authority (and is publicly available); provided that, publicly filing such documents with the SEC in any event will satisfy the requirements of this clause (iii), and the information required hereby shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/ companysearch.htm or such successor webpage of the SEC thereto;

(iv)                              promptly after the Borrower’s receipt of a written request therefor from the Administrative Agent, but no more frequently than once in each period beginning January 1 and July 1 and ending respectively on June 30 and December 31 within the same calendar year (unless an Event of Default has occurred and is continuing in which case there shall be no limit), a certificate by the applicable classification society that each Rig (except a Rig that is cold stacked) is kept, in such condition as will entitle such Rig to maintain the classification, as is applicable for rigs of comparable age and type, by the American Bureau of Shipping or another internationally recognized classification  society reasonably acceptable to the Administrative Agent, as applicable, subject to any temporary lapse of such classification as may from time to time arise as a result of the normal operation of such Rigs, so long as the Borrower or the applicable Rig Owner is using commercially reasonable efforts to remedy such lapse; and

(v)                                 such other information as the Administrative Agent or any Lender may reasonably request regarding the operations, business affairs and financial condition of the Loan Parties, including without limitation, calculations regarding compliance with Section 7.1(b), Section 7.2(b), Section 7.2(c), and Section 7.3.

The Administrative Agent will forward promptly to the Lenders the information provided by the Borrower pursuant to clauses (i) through (v) above. All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be Public-Siders.  The Borrower hereby agrees that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public-Siders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to its securities for purposes of United States federal and state Securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC”, any financial statements as described in this Section 6.6(a) and any other documents that are made publically available by the Borrower are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

(b)                                 Compliance Certificates.  Within the time periods set forth in clauses (i) and (ii) of Section 6.6(a) for furnishing financial statements, the Borrower shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of) a Compliance Certificate signed by the Borrower’s chief financial officer (or other financial officer of the Borrower), in his or her capacity as such, certifying that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same.

(c)                                  Appraisal Reports.  Annually, but no later than one-hundred twenty (120) days after the end of each fiscal year of the Borrower (beginning with the fiscal year of the Borrower ending December 31, 2016), the Borrower shall deliver a desktop appraisal report as of recent date in form and substance, and from an Approved Appraiser, stating the then current Fair Market Value (and each current Fair Market Value used in such determination) of each of the Rigs on an individual charter-free basis, provided, however, that if the Fair Market Value of a Rig in such desktop appraisal report is expressed as a numerical range of a high and low score, the Fair Market Value for such Rig shall be deemed to be the mathematical average of such scores.  All such appraisals shall be arranged by, and made at the expense of, the Borrower or its Subsidiaries.

(d)                                 Notice of Events Relating to Environmental Laws and Claims.  Promptly after any Authorized Officer of the Borrower obtains knowledge of any of the following, the Borrower will provide the Administrative Agent (who will in turn provide notice to the Lenders of) with written notice in reasonable detail of any of the following that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect:

(i)                                     any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any property owned or operated by the Borrower or any of its Subsidiaries;

(ii)                                  any condition or occurrence on any property owned or operated by the Borrower or any of its Subsidiaries that results in noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law; and

(iii)                               the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Borrower or any of its Subsidiaries other than in the ordinary course of business.

(e)                                  Notices of Default, Litigation, Etc.  The Borrower will promptly, and in any event within five (5) Business Days, after an Authorized Officer of the Borrower has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of):  (i) the occurrence of any Default or Event of Default; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and (iv) any notice received by it or any Loan Party from the holder(s) of any Material Indebtedness of the Borrower or any other Loan Party, where such notice states or claims the existence or occurrence of any event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

(f)                                   Notices of Event of Loss, Certain Events related to Collateral Rigs.  The Borrower will promptly, and in any event within seven (7) Business Days, after an Authorized Officer of the Borrower has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) any Event of Loss or Events of Loss suffered by a Collateral Rig, (ii) the filing of a libel or complaint against a Collateral Rig or the attachment, levy, arrest or the taking into custody by virtue of any legal proceeding in any court of competent jurisdiction of a Collateral Rig and (iii) any failure by a Rig Owner to maintain the flag and vessel or ship registry in an Acceptable Flag Jurisdiction.

Section 6.7.                                 Lender Inspection Rights. Upon reasonable notice from the Administrative Agent or any Lender no more than once in each period beginning January 1 and July 1 and ending respectively on June 30 and December 31 within the same calendar year (unless an Event of Default has occurred and is continuing, in which case there shall be no limit to the number or frequency of such visitations or inspections while such Event of Default is continuing), the Borrower will permit the Administrative Agent or any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) during normal business hours, at the Borrower’s expense no more than once in total for the Administrative Agent and all Lenders in each calendar year and at such entity’s sole expense in excess thereof (unless an Event of Default has occurred and is continuing, in which event at the Borrower’s expense), to visit and inspect any of the properties of the Borrower or any other Loan Party, subject to any confidentiality restrictions with third parties or attorney-client privilege, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the Loan Parties; provided that, any inspection of any Rig, its cargo and its papers shall be subject to the requirements of any operators of such Rig and any applicable Governmental Authority.

The chief financial officer (or other financial officer) of the Borrower and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants.  The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and/or Section 6.6 and to coordinate the exercise by the Lenders of such rights.

Section 6.8.                                 Conduct of Business.  The Loan Parties will at all times remain primarily engaged in a Permitted Business.

Section 6.9.                                 [Reserved].

Section 6.10.                          Compliance with Laws.

(a)                                 The Borrower will, and will cause the other Loan Parties to, conduct their business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities (including Environmental Laws and ERISA); provided, however, that this Section 6.10 shall not require the Borrower or any other Loan Party to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Borrower and its Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions.

Section 6.11.                          Use of Property and Facilities; Environmental Laws.  The Borrower will, and will cause each other Loan Party to, comply with all Environmental Laws applicable to or affecting the properties or business operations of the Borrower or any other Loan Party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 6.12.                          Further Assurances; Additional Collateral and Additional Subsidiary Guarantors.

(a)                                 Further Assurances.  Other than with respect to any Excluded Perfection Assets, and subject to any Customary Intercreditor Agreement, if applicable, the Borrower will, and will cause the other Loan Parties to, make, execute and deliver all such additional and further acts, deeds, instruments and documents as the Collateral Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has or is intended to have a perfected first-priority Lien (subject to Permitted Liens) pursuant hereto or thereto, including filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Credit Documents.

(b)                                 Control Agreements. From the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) and after, to secure the Secured Obligations, the Borrower or the other Loan Parties shall, subject to any Customary Intercreditor Agreement, if applicable (A) cause each deposit account, securities account and/or commodities account located in the United States (other than Excluded Accounts) to be subject to a Control Agreement among the applicable Loan Parties, the Collateral Agent and the applicable depositary bank, securities intermediary or commodity intermediary, as the case may be and (B) take the actions reasonably requested by the Administrative Agent to cause each deposit account, securities account and commodities account (other than the

Excluded Accounts) not located in the United States to be subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties.

(c)                                  Additional Collateral Rigs.  The Borrower shall within sixty (60) days (or such longer period of time as the Collateral Agent may agree in its sole discretion) of the acquisition by the Borrower or any of the Loan Parties of an additional Rig, execute and deliver, or cause one or more of its Subsidiaries to execute and deliver, and cause to be recorded (or make arrangements satisfactory to the Collateral Agent for the recording thereof) in the appropriate vessel registry, amendments or supplements to the existing Collateral Rig Mortgages or deliver new Collateral Rig Mortgages as the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, subject to any Customary Intercreditor Agreement, a first-priority Lien (subject to Permitted Liens) over any such Rigs owned by the Borrower or any of its Subsidiaries, as applicable, not already subject to a Collateral Rig Mortgage to secure the Secured Obligations.

In connection with the execution and delivery of such Collateral Rig Mortgages over such additional Collateral Rigs, the Borrower shall, or shall cause the applicable Collateral Rig Owner, within sixty (60) days (or such longer period of time as the Collateral Agent may agree in its sole discretion) of such acquisition, to deliver (i) such other instruments, certificates of ownership from appropriate authorities showing the registered ownership of each such additional Collateral Rig (ii) opinions of local counsel for the jurisdiction in which the applicable additional Collateral Rig is flagged, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent, and (iii) such other filings or actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect the security interest created by such Collateral Rig Mortgages.

(d)                                 Additional Subsidiary Guarantors; Additional Personal Property Collateral.  Subject to Section 6.12(e), within sixty (60) days (or such longer period of time as the Collateral Agent may reasonably agree) of the date that any Person becomes a Material Subsidiary, the Borrower shall cause such Subsidiary to become a Subsidiary Guarantor hereunder and duly authorize, execute and deliver to the Collateral Agent joinders to the Guaranty and Collateral Agreement to the extent such Subsidiary is not already a party thereto and deliver to the Collateral Agent the certificates representing Pledged Equity of and owned by such Subsidiary, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Subsidiary, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein. In connection with any such joinder, the Borrower shall also deliver, or cause to be delivered, to the Administrative Agent customary certificates and legal opinions relating to such joinder, as may be reasonably requested by the Administrative Agent.

(e)                                  Exclusions.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event (either on the Effective Date or thereafter) shall (i)(A) any Lien be granted with respect to any asset of any Subsidiary or (B) any Subsidiary be required to become a Subsidiary Guarantor or Pledgor (or otherwise comply with Section 6.12(b) or (c) above), if and to the extent, the granting of such a Lien or pledge to secure, or provision of a Guaranty of, any Secured Obligation (1) is expected, in the reasonable discretion of the Borrower, to result in material and adverse tax consequences to the Borrower or any of its Subsidiaries, (2) is contractually prohibited by contracts in existence on the Effective Date or at the time such Subsidiary becomes a Subsidiary of the Borrower or (3) is prohibited by applicable law, rule, contract (in existence on the Effective Date) or regulation (including any requirement to obtain Governmental Authority or third party consent) or (ii)(A) any Joint Venture or (B) any Excluded Prospector Subsidiary, in each case, be required to become a Subsidiary Guarantor or Pledgor (or otherwise comply with Section 6.12(b) or (c) above), provided that, in respect of clause (ii)(B), this exclusion shall cease to apply to any such entity upon the earliest to occur of (x) the forty-fifth day following the date on which the Borrower is no longer contractually prohibited by contract from granting Liens on such Excluded Prospector Subsidiaries by any third party, including as a result of any refinancing for any Indebtedness of such Excluded Prospector Subsidiary and (y) the forty-fifth day following the satisfaction in full of any Indebtedness of such Excluded Prospector Subsidiary that is subject to any such contractual prohibition on the Effective Date, including any replacement financing for such Indebtedness and from and after such time, any such Excluded Prospector Subsidiary shall be required to comply with this Section 6.12.  In addition, notwithstanding anything to the contrary contained herein or in any other Credit Document, the Borrower and its Subsidiaries will not be required to perform any Excluded Perfection Actions.

Section 6.13.                          Change of Ownership; Registry; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc.

(a)                                 Flag and Registry.  The Borrower shall, and shall cause the Rig Owners, to maintain the flag and vessel or ship registry in an Acceptable Flag Jurisdiction with respect to the Collateral Rigs, except for (i) any such transfers or changes otherwise permitted by this Agreement and (ii) any such transfers or changes consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

(b)                                 Corporate Changes.  Within thirty (30) days (or such longer period agreed to by the Collateral Agent in its sole discretion) of any change in the legal name, incorporation status or type of organization or jurisdiction of organization or incorporation of any Loan Party, the Borrower shall deliver, or cause to be delivered, to the Collateral Agent written notice of such change, and shall take, or cause to be taken, all actions reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral intended to be granted under the Collateral Documents at all times perfected and in full force and effect to the extent required by the Collateral Documents.

Section 6.14.                          Post-Closing Obligations.

(a)                                 The Borrower shall, and shall cause the applicable Obligors to, as promptly as practicable but in any event within the time frames set forth therein, satisfy the obligations set forth in Schedule 6.14(a).

(b)                                 The Borrower shall, as promptly as practicable but in any event within 135 days of the Effective Date, deliver a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries based on the financial statements described in Section 4.1(e)(xi) as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least forty-five (45) days prior to the Effective Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

ARTICLE VII
NEGATIVE COVENANTS

The Borrower covenants and agrees that, from and after the Effective Date and until Security Termination:

Section 7.1.                                 Limitation on Secured Indebtedness.  The Borrower shall not, and shall not permit the other Loan Parties to Incur or suffer to exist any Lien of any kind on any property or asset of any kind of the Borrower or the other Loan Parties to secure Specified Indebtedness, except:

(a)                                 Liens in respect of the Secured Obligations; and

(b)                                 Liens securing Indebtedness in respect of the New L/C Facility; provided that (i) the principal amount of the obligations thereunder shall not exceed $35,000,000, (ii) to the extent such New L/C Facility shall be secured by a Lien on Collateral other than as described in clause (iii) below, the issuing lender (or agent thereof) in respect of such New L/C Facility becomes party to a Customary Intercreditor Agreement, (iii) to the extent such New L/C Facility shall be secured by cash collateral, such cash collateral shall not exceed 105% of the face amount of the letters of credit issued thereunder; and (iv) any New L/C Facility may only be secured in the manner provided by either clause (ii) or clause (iii) above, but not both clause (ii) and clause (iii).

Section 7.2.                                 Limitation on Restricted Payments. The Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, make any Restricted Payment unless, at the time of and immediately after giving effect to such Restricted Payment:

(a)                                 no Default shall have occurred and be continuing (or would result therefrom); and

(b)                                 the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Effective Date pursuant to this Section 7.2(b) would not exceed the sum of (without duplication):

(i)                                     50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first Fiscal Quarter in which the Effective Date occurs to the end of the most recent Fiscal Quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)                                  100% of the aggregate Net Cash Proceeds and the Fair Market Value of (1) marketable securities or other property received by the Borrower from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Effective Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Borrower or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Borrower or any Subsidiary Guarantor unless such loans have been repaid with cash on or prior to the date of determination and (2) other assets used or useful in a Permitted Business, in each case, received by the Borrower since the Effective Date upon the exercise of any options, warrants or rights to purchase Capital Stock (other than Disqualified Stock) in the Borrower; plus

(iii)                               the amount by which Indebtedness of the Loan Parties is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange (other than Indebtedness held by a Subsidiary of the Borrower) subsequent to the Effective Date of any Indebtedness of the Loan Parties incurred after the Effective Date convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Borrower upon such conversion or exchange).

(c)                                  Subject to the last paragraph hereof, the provisions of this Section 7.2 will not prohibit:

(i)                                     any Restricted Payment made or paid within sixty (60) days after the date of declaration or giving of the redemption notice, as the case may be, thereof, if at such date of declaration or notice such Restricted Payment would have complied with the provisions of this Agreement; or

(ii)                                  other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (ii) not to exceed $5,000,000; provided, however, that at the time of and immediately after giving effect to, any Restricted Payment permitted under this clause (ii), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or such Subsidiary Guarantor, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

Section 7.3.                                 Use of Proceeds from Asset Sales and Other Dispositions. The Borrower shall not, and shall not permit any Loan Party to, engage in any Asset Sale unless the proceeds thereof are (a) used to pay the costs and expenses associated with such Asset Sale and (b) reinvested in assets useful in the business of the Borrower and its Subsidiaries whether pursuant to acquisitions or investments, in each case, permitted hereunder; provided that, to the extent the sum of the aggregate Net Cash Proceeds of all such Asset Sales and the aggregate Other Disposition Excess Amounts of all such Other Dispositions consummated after the Effective Date exceed $15,000,000, the Borrower shall prepay the Loans with the Net Cash Proceeds of all such Asset Sales consummated thereafter. Amounts to be applied to the Obligations pursuant to this Section 7.3 shall be (x) applied ratably to prepay the Loans, (y) made, first, to Base Rate Loans and, second, to Eurodollar Loans and (z) accompanied by a payment of all accrued and unpaid interest on such Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.10.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.1.                                 Events of Default.  Any one or more of the following shall constitute an Event of Default if occurring on or after the Effective Date:

(a)                                 default by any Loan Party in the payment of (i) any interest in respect of any Loan or any fees or other amounts payable hereunder, within three (3) Business Days following the date when due or (ii) any principal amount of any Loan when due;

(b)                                 default by the Borrower or any Subsidiary Guarantor in the observance or performance of any covenant set forth in Section 6.1 (solely with respect to the Borrower), Section 6.6(e)(1), Section 6.12, Section 6.14(a) or Article VII;

(c)                                  default by the Borrower or any Subsidiary in the observance or performance (i) under Section 6.13(b), which is not remedied within fifteen (15) days or (ii) of any other provision hereof or of any other Credit Document not mentioned in Section 8.1(a), (b), or (c)(i), which is not remedied within thirty (30) days, in each case, after the earlier to occur of (x) notice thereof to the Borrower by the

Administrative Agent or the Required Lenders and (y) a responsible officer of the Borrower or any Subsidiary otherwise becomes aware, or should have become aware, of such default;

(d)                                 any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Credit Document proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e)                                  (1)(x) Indebtedness (other than the Obligations and Rate Management and Currency Protection Obligations or Indebtedness under the Existing L/C Agreement) in the aggregate principal amount exceeding the Dollar Equivalent of $15,000,000 of the Borrower and the other Loan Parties (“Material Indebtedness”) shall (i) not be paid at maturity (beyond any applicable grace periods), or (ii) be declared to be due and payable or required to be prepaid, redeemed or repurchased prior to its Stated Maturity other than any repurchase or redemption of Indebtedness in connection with a change of control offer or asset sale offer or other similar mandatory prepayment or (y) any default in respect of Material Indebtedness shall occur which permits the holders thereof, or any trustees or agents on their behalf, to accelerate the maturity of such Indebtedness or requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its Stated Maturity or (2) any default in respect of Interest Rate Protection Agreement or Currency Rate Protection Agreement resulting in the exercise by the counterparty thereunder of its right to terminate its position under the applicable Interest Rate Protection Agreement or Currency Rate Protection Agreement and the amount payable by the Borrower and the other Loan Parties in the aggregate (after giving effect to any netting agreements relating thereto) in respect of such termination is the Dollar Equivalent of $15,000,000 or more;

(f)                                   the Borrower or any Material Subsidiary (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any applicable bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it in a court of competent jurisdiction, (vi) makes any Board of Directors resolution in direct furtherance of any matter described in clauses (i) through (v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 8.1(f);

(g)                                  a custodian, receiver, trustee, liquidator or similar official is appointed for the Borrower or any Material Subsidiary or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 8.1(f)(v) is instituted against the Borrower or any Material Subsidiary in a court of competent jurisdiction, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);

(h)                                 the Borrower or any Subsidiary Guarantor fails (i) within ten (10) days to stay the execution and enforcement of any judgments or orders for the payment of money the uninsured portion of which is in excess of the Dollar Equivalent of $15,000,000 in the aggregate or (ii) within thirty (30) days with respect to any judgments or orders that are rendered in the United States or sixty (60) days with respect to any judgments or orders that are rendered in a court of competent jurisdiction in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any judgments or orders for the payment of money the uninsured portion of which is in excess of the Dollar Equivalent of $15,000,000 in the aggregate and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

(i)                                     an ERISA Event or Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that is has incurred and will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely or appropriate manner; (v) any Loan Party shall hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code); or (vi) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect;

(j)                                    (i) any Credit Document ceases to be in full force and effect (other than as expressly permitted hereunder or thereunder by reason of a release of Collateral in accordance with the terms hereof or thereof or Security Termination), (ii) any Credit Document shall be declared null and void, (iii) any Loan Party shall repudiate in writing its obligations under any Credit Document to which it is party, (iv) any Loan Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is party, or (v) the Collateral Agent shall not have or shall cease to have, or any Loan Party shall assert in writing that the Collateral Agent shall not have or shall cease to have, a valid and perfected Lien in any material portion of the Collateral (except for Excluded Perfection Assets) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent to take any action within its control; or

(k)                                 the occurrence of a Change of Control.

Section 8.2.                                 Non-Bankruptcy Defaults.  When any Event of Default (other than those described in Section 8.1(f) or Section 8.1(g) with respect to the Borrower or any Material Subsidiary) has occurred and is continuing, the Administrative Agent shall, by notice to the Borrower if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrower.  The Administrative Agent, after giving notice to the Borrower pursuant to this Section 8.2, shall also promptly send a copy of such notice to the Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3.                                 Bankruptcy Defaults.  When any Event of Default described in Section 8.1(f) or Section 8.1(g) has occurred and is continuing with respect to the Borrower or any Material Subsidiary, then all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrower.

Section 8.4.                                 Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 8.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 8.5.                                 Expenses of Enforcement.  The Borrower agrees to pay to the Administrative Agent, the Collateral Agent and each Lender all reasonable out-of-pocket expenses incurred or paid by the Administrative Agent, the Collateral Agent or such Lender, including reasonable out-of-pocket attorneys’ fees and expenses and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any rights and remedies, whether pursuant to the Credit Documents or otherwise under applicable law.

Section 8.6.                                 Distribution and Application of Proceeds.  After the exercise of remedies provided for in Section 8.2 or the occurrence and during the continuance of an Event of Default described in Section 8.1(f) or Section 8.1(g), any payment to the Administrative Agent or any Lender hereunder, from the Collateral Agent under the Collateral Agency Agreement or otherwise shall, subject to the terms of any applicable Customary Intercreditor Agreement, be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Borrower, the Administrative Agent and all Lenders):

(a)                                 First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Administrative Agent, including reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, Incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent or the Lenders under this Agreement or any other Credit Document;

(b)                                 Second, to the payment of any and all reasonable out-of-pocket costs and expenses of the Lenders, including reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, Incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender bears to the aggregate amount of the costs and expenses unpaid to all Lenders collectively, until all such fees, costs and expenses have been paid in full;

(c)                                  Third, to the payment of any due and unpaid fees to the Administrative Agent or any Lender as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent and each Lender bears to the aggregate amount of the fees due and unpaid to the Administrative Agent and all Lenders collectively, until all such fees have been paid in full;

(d)                                 Fourth, to the payment of accrued and unpaid interest on Loans to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender bears to the aggregate amount of such interest accrued and unpaid to all Lenders collectively, until all such accrued and unpaid interest has been paid in full;

(e)                                  Fifth, to the payment of the outstanding due and payable principal amount of the Loans pro rata in the proportion in which the outstanding principal amount of such Loans bears to the aggregate amount of all outstanding Loans to all Lenders collectively until such principal has been paid in full;

(f)                                   Sixth, to the payment of any other outstanding Obligations, pro rata in the proportion in which the outstanding Obligations owing to each Lender, the Administrative Agent and each other Secured Party bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and

(g)                                  Seventh, to the Borrower or as the Borrower may direct unless otherwise directed by a court of competent jurisdiction.

Section 8.7.                                 Enforcement Rights.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (or its authorized designee, including the Collateral Agent as its mortgagee trustee) in accordance with Article VIII for the benefit of the Secured Parties; provided that, the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.6 or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any law relating to bankruptcy, insolvency or reorganization or relief of debtors.

In addition to any other rights and remedies granted to the Administrative Agent, the Collateral Agent and the Lenders in the Credit Documents, the Administrative Agent and the Collateral Agent, on behalf of the Secured Parties, may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law.  Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Collateral Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk.  The Collateral Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released.  Each Loan Party further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Article VIII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent, the Collateral Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Credit Documents, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Loan Party.  To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent, the Collateral Agent or any Lender arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

ARTICLE IX
CHANGE IN CIRCUMSTANCES

Section 9.1.                                 Requirements of Law.

(a)                                 If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or other Lender Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Lender Party to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in Section 3.3(a)(ii), Section 3.3(a)(iii), and Section 3.3(a)(iv), and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR Rate; or

(iii)                               shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Lender Party, by an amount that such Lender or other Lender Party deems to be material, of making, converting into, continuing or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Lender Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Lender Party for such increased cost or reduced amount receivable.  If any Lender or such other Lender Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(d)                                 A certificate as to any additional amounts payable pursuant to this Section 9.1 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 9.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender pursuant to this Section 9.1 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 9.1 shall survive the termination of this Agreement and the payment of Loans and all other amounts payable hereunder.

Section 9.2.                                 Market Disruption; Inability to Determine Interest Rate.  (a)  If at the time that the Administrative Agent shall seek to determine the Screen Rate on the Quotation Day for any Interest Period for a Eurodollar Loan, the Screen Rate shall not be available for such Interest Period for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the LIBOR Rate for such Interest Period for such Eurodollar Loan; provided that, if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if, as of the Specified Time on the Quotation Day for such Interest Period, less than two Reference Banks shall have supplied a Submitted Reference Bank Rate to the Administrative Agent for purposes of determining the LIBOR Rate for such Eurodollar Loan, the Administrative Agent shall be deemed to have determined that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Eurodollar Loan and Section 9.2(b) shall apply.

(b)                                 If prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(i)                                     the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for determining the LIBOR Rate for such Interest Period, or

(ii)                                  the Administrative Agent shall have received notice from the Required Lenders that the LIBOR Rate for such Interest Period will not accurately reflect the cost to the Required Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice (in reasonable detail) of such determination thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate

Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

Section 9.3.                                 Lending Offices.  The Administrative Agent and each Lender may, at its option, elect to make or maintain its Loans hereunder at the Lending Office for each Type available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or Affiliates made at the request of the Borrower, the Borrower shall not be responsible for the costs arising under Section 3.3 resulting from any such transfer to the extent not otherwise applicable to such Lender prior to such transfer.

Section 9.4.                                 Discretion of Lender as to Manner of Funding.  Subject to the other provisions of this Agreement, each Lender shall be entitled to maintain its funding of all or any part of its Loans in any manner it sees fit.

Section 9.5.                                 Substitution of Lender.  If (a) any Lender has demanded compensation or given notice of its intention to demand compensation under Section 9.1, (b) any Lender gives notice of any Change in Law or regulations, or in the interpretation thereof, pursuant to Section 9.1, (c) any Lender shall seek to avoid its obligation to make or maintain Loans hereunder for any reason, including reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (d) any taxes referred to in Section 3.3 or Section 11.3 have been levied or imposed so as to require payment by the Borrower of additional amounts to any Lender, or other reimbursement or indemnification of any Lender, as a result thereof, or, (f) with respect to a modification or waiver referred to in Section 11.11(i), the consent of the Required Lenders is obtained but one or more of such other Lenders shall decline to consent to such modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Borrower, then and in such event, upon request from the Borrower delivered to such Lender and the Administrative Agent, such Lender or Lenders shall assign, in accordance with the provisions of Section 11.10 (including the provisions governing required consents) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or an Approved Fund or an Affiliate of a Lender or a commercial banking institution or other financial or lending institution not subject to Regulation T or the Board of Governors of the Federal Reserve System selected by the Borrower, with the consent of the Administrative Agent, in consideration for the payments set forth in such Assignment Agreement and payment by the Borrower to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including Section 2.11, Section 3.3 and Section 11.3.

ARTICLE X
THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, OTHER AGENTS

Section 10.1.                          Appointment and Authorization .

(a)                                 Each of the Lenders hereby appoints JPMorgan Chase Bank, N.A. as the Administrative Agent, and hereby authorizes the Administrative Agent to take such action on each of its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

(b)                                 The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral and mortgagee trustee under each Collateral Rig Mortgage, and each of the Administrative Agent and each Lender authorizes the Collateral Agent, in such capacity, to take such action on each of its behalf and to exercise such powers under the Credit Documents as are delegated to the Collateral Agent by the terms of thereof, together with such other powers as are reasonably incidental thereto, as more fully set forth in the Collateral Agency Agreement.

Section 10.2.                          Rights and Powers as a Lender.  The Administrative Agent and the Collateral Agent, to the extent each such Person is also a Lender, shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, or Collateral Agent, and the Administrative Agent and the Collateral Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any of its Subsidiaries or Affiliates thereof as if it were not an Administrative Agent or Collateral Agent under the Credit Documents.  The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes, to the extent such Person is also a Lender hereunder, the Administrative Agent and the Collateral Agent in its individual capacities as a Lender.

Section 10.3.                          Action by Administrative Agent and the Collateral Agent .  The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action concerning any Default or Event of Default, except as expressly provided in Sections 8.2 and Section 8.4.  Unless and until the Required Lenders (or, if required by Section 11.11, such other requisite Lenders) give such direction (including the giving of a notice of default as described in Section 8.1(c)), the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lender that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may reasonably Incur in taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Borrower.  In all cases in which the Credit Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders and holders of Notes.

Section 10.4.                          Consultation with Experts.  The Administrative Agent and the Collateral Agent may each consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5.                          Indemnification Provisions; Credit Decision.  Neither the Administrative Agent, the Collateral Agent, nor any of their respective directors, officers, agents, or employees shall be liable to any Lender for any action taken or not taken by them in connection with the Credit Documents (i) with the consent or at the request of the Required Lenders (or, if required by Section 11.11, all of the Lenders), or (ii) in the absence of their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither the Administrative Agent, the Collateral Agent, nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Borrowing; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent or the Collateral Agent; or (iv) the validity, effectiveness, genuineness, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit Document; and the Administrative Agent and the Collateral Agent makes no representation of any kind or character with respect to any such matters mentioned in this sentence.  The Administrative Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  Neither the Administrative Agent or the Collateral Agent shall Incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents.  The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with such Administrative Agent signed by such owner in form satisfactory to such Administrative Agent.  Each of the Lenders acknowledges that it has independently, and without reliance on the Administrative Agent, the Collateral Agent or any other Lender, obtained such information and made such investigations and inquiries regarding the Borrower and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents.  It shall be the responsibility of each Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability whatsoever to any Lender for such matters.  The Administrative Agent shall have no duty to disclose to the Lenders information that is not required by any Credit Document to be furnished by the Borrower or any Subsidiaries to the Administrative Agent at such time, but is voluntarily furnished to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

Section 10.6.                          Indemnity.  The Lenders shall ratably, in accordance with the aggregate of their respective Percentage, indemnify and hold the Administrative Agent, the Collateral Agent, and their directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or Incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction; provided that, this Section 10.6 shall not limit the Borrower’s reimbursement obligations hereunder.  The obligations of the Lenders under this Section 10.6 shall survive termination of this Agreement.

Section 10.7.                          Resignation of Agents.  The Administrative Agent and the Collateral Agent may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Borrower.  Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof.  Upon any such resignation of the Administrative Agent or the Collateral Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable.  If no successor Administrative Agent or Collateral Agent, as applicable, shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation, then the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000.  Upon the acceptance of its appointment as the Administrative Agent or Collateral Agent, as applicable, hereunder, such successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent or the Collateral Agent, as applicable, under the Credit Documents; and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Article X and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as the case may be.

Section 10.8.                          Sub-Agent.  The Sub-Agent has been designated under this Agreement to carry out certain duties of the Administrative Agent as described herein.  The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Borrower and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Administrative Agent under this Agreement as relate to the performance of its obligations hereunder.

Section 10.9.                          Collateral and Guaranty Matters; Customary Intercreditor Agreement.  Each Lender (and, by its acceptance of the benefit of any Lien in Collateral pursuant to the terms of the Collateral Documents and each other Person for whose benefit the Collateral Agent is granted a Lien in Collateral pursuant to the terms of the Collateral Documents) hereby and pursuant to the Collateral Agency Agreement:

(a)                                 authorizes and directs (i) JPMorgan Chase Bank, N.A. to act as Collateral Agent under each Collateral Document and as mortgagee trustee to receive, hold, administer and enforce any Collateral Rig Mortgages covering the applicable Collateral Rigs, (ii) the Collateral Agent, from time to time, to take any actions with respect to the Collateral or Collateral Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Collateral Documents and to enter into additional Collateral Documents or amendments to the Collateral Documents, as contemplated by Section 6.12 or as necessary or advisable in connection with transfers or changes to the flag or vessel and/or ship registry of any Collateral Rig permitted by Section 6.13, (iii) the Administrative Agent or the Collateral Agent, as applicable, to (A) release any and all Collateral from the Liens created by the Collateral Documents, subordinate any Lien on any and all such Collateral and/or release any and all Loan Parties from their respective obligations under the Guaranty and Collateral Agreement at any time and from time to time in accordance with the provisions of the Collateral Documents and Section 11.20, and (B) execute and deliver, and take any action referred to in Section 11.20, to evidence any such release or subordination;

(b)                                 authorizes and directs the Collateral Agent and the Administrative Agent to execute the Collateral Agency Agreement; and

(c)                                  subject to the Required Lenders right to object set forth in the definition of “Customary Intercreditor Agreement”, irrevocably agrees that (i) the Collateral Agent is authorized and the Collateral Agent agrees it shall, without any further consent of any Lender, enter into or amend any Customary Intercreditor Agreement with the collateral agent or other representatives of the holders of any obligations under the New L/C Facility for the purpose of adding such holders of (or their representative)

as a party thereto and otherwise providing for the obligations under the New L/C Facility to have the benefit thereof (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable Customary Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing) and (ii) any Customary Intercreditor Agreement referred to in clause (i) above, entered into by the Collateral Agent, shall be binding on the Secured Parties.

NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY WITH RESPECT TO THE COLLATERAL BETWEEN THE PROVISIONS OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND ANY CUSTOMARY INTERCREDITOR AGREEMENT, SUCH CUSTOMARY INTERCREDITOR AGREEMENT SHALL CONTROL.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or the Collateral Agent’s authority, as applicable, to release any Collateral from the Liens created by the Collateral Documents, to subordinate any such Liens and/or to release any Loan Party from its obligations under the Guaranty and Collateral Agreement, in each case, pursuant to this Section 10.9.

Section 10.10.                   Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent and the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent or the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent or the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent and the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent and the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that, any actions by the Administrative Agent and the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.11 of this Agreement), (iv) the Administrative Agent and the Collateral Agent, on behalf of any such acquisition vehicle or vehicles, shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned pro rata to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent or the Collateral Agent, as applicable, may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.  Notwithstanding anything set forth in this Section 10.10, the proceeds, irrespective of the form, of any such purchase made pursuant to a credit bid shall be distributed pursuant to Section 8.6 hereof.  For the avoidance of doubt, this Section 10.10 is solely an agreement among the Lenders and the Administrative Agent.

ARTICLE XI
MISCELLANEOUS

Section 11.1.                          No Waiver; etc.  No delay or failure on the part of the Administrative Agent, the Collateral Agent or any Lender or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy.  To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Administrative Agent, the Collateral Agent, the Lenders and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 11.2.                          Non-Business Day.  Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Loan or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 11.3.                          Documentary Taxes.  The Borrower agrees that it will promptly pay any present or future documentary, stamp, court, intangible, recording, filing or similar Taxes payable with respect to any Credit Document, including interest and penalties, in the event any such Taxes are assessed irrespective of when such assessment is made, other than any such Taxes imposed as a result of any transfer of an interest in a Credit Document (other than a transfer made pursuant to Section 9.5 or where there is a Default continuing).  Each Lender that determines to seek compensation under this Section 11.3 shall give written notice to the Borrower and, in the case of a Lender other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender to such compensation no later than ninety (90) days after such Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder.  Such written notice shall be conclusive absent manifest error.

Section 11.4.                          Survival of Representations.  All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made until Security Termination.

Section 11.5.                          Survival of Indemnities.  All indemnities and all provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to Loans, including Section 2.11, Section 3.3, Section 8.5, Section 9.1, Section 11.3 and Section 11.13 hereof, shall, subject to Section 9.1, survive the Security Termination.

Section 11.6.                          Setoff; Pro Rata Sharing.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender and each subsequent holder of any Obligation or any of their respective Affiliates is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender or that subsequent holder or any of their respective Affiliates to or for the credit or the account of the Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Borrower to that Lender or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender or that subsequent holder shall have made any demand hereunder.  Each Lender or any of their respective Affiliates shall promptly give notice to the Borrower of any action taken by it under this Section 11.6, provided that, any failure of such Lender or any of their respective Affiliates to give such notice to the Borrower shall not affect the validity of such setoff. Except as otherwise provided in this Agreement (including without limitation Section 11.10(e)), each Lender agrees with each other Lender party hereto that if such Lender receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of Loans in excess of its ratable share of payments on all such Obligations then owed to the Lenders hereunder, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of Loans held by each such other Lender as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 11.7.                          Notices.

(a)                                 Except as otherwise specified herein and except as otherwise provided in Section 11.7(b), all notices under the Credit Documents shall be in writing (including email or facsimile) and shall be given to a party hereunder at its address, email address or facsimile number set forth below or such other address, email address or facsimile number as such party may hereafter specify by notice to the Administrative Agent, the Collateral Agent and the Borrower, given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, email addresses or facsimile numbers, or telephone numbers set forth on their applicable Administrative Questionnaire provided to the Administrative Agent and the Borrower or, in the case of Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Borrower, the Administrative Agent and the Collateral Agent:

To the Borrower:	Paragon Offshore Limited
3151 Briarpark Drive
Suite 700
Houston, TX 77042
Attention: Legal Department
Facsimile: (832) 218-0694
Email: tstrickler@paragonoffshore.com

To the Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road NCC 5/FL 1 Newark, DE 19713
Attention: David Brace Telephone: (302) 552-6020
Facsimile: (302) 634-4250
Email: david.e.brace@jpmorgan.com

with a copy to:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road NCC 5/FL 1 Newark, DE 19713
Attention: Ryan Kelley Telephone: (302) 552-0867 Facsimile: (302) 634-4250 Email: ryan.p.kelley@jpmorgan.com

Each such notice, request or other communication shall be effective (i) if given by facsimile or email, when such fax or email is transmitted to the facsimile number or email address specified in this Section 11.7 or pursuant to Section 11.10 and a confirmation of receipt of such fax or email has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.7, or pursuant to Section 11.10; provided that, any notice given pursuant to Article II shall be effective only upon receipt and, provided, further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.

Notwithstanding the foregoing, materials required to be delivered pursuant to Section 6.6 shall be delivered to the Administrative Agent as specified in Section 11.7(b) or as otherwise specified to the Borrower by the Administrative Agent; provided that, any communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan or other extension of credit hereunder, shall be in writing (including facsimile or email communication) and mailed, faxed or delivered pursuant to this Section 11.7(a).

(b)                                 The Borrower will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a conversion of an existing Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to David Brace at david.e.brace@jpmorgan.com.

(c)                                  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Borrower acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (EACH AN “AGENT PARTY” AND COLLECTIVELY THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY THE BORROWER, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each of the Lenders agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each of the Lenders agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 11.8.                          Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (in .pdf format) shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.9.                          Successors and Assigns.  This Agreement shall be binding upon the Borrower, each of the Lenders, the Collateral Agent, the Administrative Agent and their respective successors and assigns (each, an “Assignee”), and shall inure to the benefit of the Borrower, each of the Lenders, the Collateral Agent, the Administrative Agent and their respective successors and assigns, including any subsequent holder of any Note; provided, however, (i) the Borrower may not assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders and the Administrative Agent, (ii) neither the Administrative Agent nor the Collateral Agent may assign any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Article X, and (iii) no Lender may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 11.10.  Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it (i) to a Federal Reserve Bank or the European Central Bank to secure extensions of credit by such Federal Reserve Bank or the European Central Bank to such Lender, or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that, no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or the European Central Bank or such trustee for such Lender as a party hereto and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely with such Lender in connection with the rights and obligations of such Lender under this Agreement.

Section 11.10.                   Participations in Loans and Notes; Sales and Transfers of Loans and Notes; Dutch Auction.

(a)                                 Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, at any time sell to one or more commercial banking or other financial or lending institutions (“Participants”) participating interests in any Loans of such Lender hereunder, provided that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of such Lender’s commitment and such increase would affect such Participant, (ii) reduce the principal of, or interest on, any of such Lender’s Loans, or any fees or other amounts payable to such Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Lender’s Loans, or any fees or other amounts payable to such Lender hereunder and such postponement would affect such Participant, or (iv) release any collateral security for any Obligation, except as otherwise specifically provided in any Credit Document.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrower under any Credit Document.  The Borrower agrees that if amounts outstanding under this Agreement and the Notes shall have been declared or shall have become due and payable in accordance with Section 8.2 or Section 8.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that, such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 11.6.  The Borrower also agrees that each Participant shall be entitled to the benefits of and have the obligations under Sections 2.11, Section 3.3 and Section 9.1 with respect to its participation in the Loans outstanding from time to time, provided that, no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred, unless the entitlement to such greater payment results from a Change in Law after the date such Lender transferred the participation and provided, further, that Section 9.1 and Section 9.5 shall apply to the transferor Lender with respect to any claim by any Participant pursuant to Section 2.11, Section 3.3 or Section 9.1 as fully as if such claim was made by such Lender.  Anything herein to the contrary notwithstanding, the Borrower shall not at any time be obligated to pay to any Lender any sum in excess of the sum the Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document, unless the obligation to pay such sum results from a Change in Law after the date such Lender sold its participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in Loans or other obligations under the Credit Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)                                 Any Lender may at any time sell (i) to any of such Lender’s Affiliates, to an Approved Fund, to any other Lender or Affiliate thereof or to any Permitted Holder that, in each case, is a commercial banking or other financial or lending institution not subject to Regulation T of the Board of Governors of the Federal Reserve System, or (ii) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (it being understood that if the Borrower has not responded within ten (10) Business Days after the delivery of any written request for a consent, such consent shall be deemed to have been given), to one or more commercial banking or other financial or lending institutions not described in clause (i) above that are not subject to Regulation T of the Board of Governors of the Federal Reserve System (any of clause (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender described in clause (ii) above, by the Borrower and the Administrative Agent ) and delivered to the Administrative Agent; provided that (A) each such sale to a Purchasing Lender (other than an existing Lender) of Loans shall be in the Dollar Equivalent amount not less than $1,000,000 or (B) if in a lesser amount than the foregoing clause (A), if as a result of any such sale, the aggregate principal amount of such Lender’s outstanding Loans would be less than the Dollar Equivalent amount of $1,000,000 (calculated as hereinafter set forth), such sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it in respect of such Loans to one Purchasing Lender. Upon such execution, delivery and acceptance, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto).  On or prior to the effective date of the transfer determined pursuant to such Assignment Agreement, the Borrower, at its own expense, shall upon reasonable notice from the Administrative Agent execute and deliver to the Administrative Agent in exchange for any surrendered Note, a new Note as appropriate to such Purchasing Lender in an amount equal to Loans assumed by it pursuant to such Assignment Agreement, and, if the transferor Lender has retained any outstanding Loan hereunder, a new Note to the order of the transferor Lender in an amount equal to the outstanding Loans retained by it hereunder.  Such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Notes replaced thereby.  The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

(c)                                  Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof or an Approved Fund thereof, by the Administrative Agent and, to the extent required by Section 11.10(b), by the Borrower), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500 (unless the Borrower is replacing such Lender pursuant to the terms hereof, in which event such fee shall be paid by the Borrower), the Administrative Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Lenders and the Borrower.  The Borrower shall not be responsible for such registration and processing fee or any costs or expenses Incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided herein. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amount (and stated interest) of the Loans and other obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Lender Register”); provided that, the Administrative Agent shall have any no obligation to disclose all or any portion of the Lender Register to any Person (including the identity of any Lender or any information relating to a Lender’s interest in any Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  To the extent permitted by applicable law, the entries in the Lender Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Any assignment of any Loan or any other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Lender Register. The Lender Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Notwithstanding any other provisions of this Section 11.10, no transfer or assignment of the interests of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify Loans, the Notes or any other Obligations under the securities laws of any jurisdiction.

(e)                                  Notwithstanding anything in this Agreement to the contrary, any Lender may, at any time, assign all or a portion of its Loans on a non-pro rata basis to the Borrower in accordance with the procedures set forth on Exhibit 11.10(e), pursuant to an offer made available to all Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(i)                                     The Borrower shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that neither it, its Affiliates nor any of its respective directors or officers has any Excluded Information that has not been disclosed to the Lenders generally (other than to the extent any such Lender does not wish to receive material non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities) prior to such date;

(ii)                                  immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Loans from a Lender to the Borrower, such Loans and all rights and obligations as a Lender related thereto shall, for all purposes under this Agreement, the other Credit Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Credit Documents by virtue of such assignment;

(iii)                               no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment; and

(iv)                              the aggregate amount of assignments made pursuant to this Section 11.10(e) shall not exceed $65,000,000.

Section 11.11.                   Amendments, Waivers and Consents.  Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, the Borrower, the Required Lenders, and if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent and (b) in the case of any other Credit Document, each party thereto and the Administrative Agent (with the consent of the Required Lenders), provided that, in each case:

(i)                                     no amendment or waiver shall (A)  reduce the amount of any scheduled payment of any principal of or interest (including any reduction in the rate of interest unless such reduction is otherwise expressly provided herein) on any Loan or of any fee payable hereunder, without the written consent of each Lender, (B) postpone the scheduled date of payment of the interest on any Loan or any fees payable hereunder, or waive or excuse any such payment, without the written consent of each Lender affected thereby, (C)  release all or substantially all of the value of the Guaranties of the Loan Parties under the Guaranty and Collateral Agreement or  all or substantially all of the Collateral (except as expressly provided for in the Guaranty and Collateral Agreement, the Collateral Documents or Section 11.21) without the consent of all Lenders, (D) waive the provisions of Article IV hereof without in each such case the consent of all Lenders, (E) change Section 11.6 or any provision requiring ratable funding or sharing of payments or treatment without the consent of all Lenders, (F) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be or (G) amend or waive this Section 11.11, the definition herein of “Required Lenders” or the number of

Lenders required to take any action under any other provision of the Credit Documents without the consent of each Lender directly and adversely affected thereby; and

(ii)                                  notwithstanding anything to the contrary herein, any Conversion or Continuation Request may be amended with the consent of only the Borrower and the Administrative Agent.

Section 11.12.                   Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.13.                   Legal Fees, Other Costs and Indemnification.  (a) The Borrower, upon written demand by the Administrative Agent, agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and disbursements of one legal counsel to the Administrative Agent, plus, if reasonably required by the Administrative Agent, one local counsel as may be reasonably required in each appropriate jurisdiction and one specialty or regulatory counsel of each type reasonably required) in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated.  The Borrower further agrees to indemnify and hold harmless each Lender, each Affiliate of a Lender, the Administrative Agent and the Collateral Agent and their respective directors, officers, employees and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including the reasonable fees of one legal counsel for the Indemnified Parties, plus, if reasonably required by the Administrative Agent, one local counsel as may be reasonably required in each appropriate jurisdiction and one specialty or regulatory counsel of each type reasonably required and, in the case of an actual or perceived conflict of interest, another firm of counsel for the Indemnified Party affected by such conflict, and other reasonable expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto)) which any of them may pay or Incur as a result of (i) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, Loans, or the application or proposed application by the Borrower of the proceeds of any Loan, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, (ii) any investigation of any third party or any Governmental Authority involving any Lender, any Affiliate of a Lender or the Administrative Agent or the Collateral Agent (in each case, in such capacity hereunder) and related to any use made or proposed to be made by the Borrower of the proceeds of any Loan or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan, and (iii) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender, any Affiliate of a Lender or the Administrative Agent or the Collateral Agent (in each case, in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Borrower, regardless of whether caused by, or within the control of, the Borrower, provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any of the foregoing (x) arising out of such Indemnified Party’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party, (y) to the extent arising from a litigation, claim or proceeding solely among Indemnified Parties (other than a litigation, claim or proceeding brought against the Administrative Agent in its capacity as such or to the extent arising from the actions of a Loan Party) or (z) to the extent such indemnification relates to Taxes, except any Taxes arising from a non-Tax claim.  The Borrower, upon written demand by the Administrative Agent, the Collateral Agent, a Lender or an Affiliate of a Lender at any time, shall reimburse the Administrative Agent, the Collateral Agent, Lender or Affiliate of a Lender for any reasonable legal or other expenses Incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence.  Each Indemnified Party agrees to contest any indemnified claim if requested by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by the Indemnified Party and approved by the Borrower, which approval shall not be unreasonably withheld or delayed.  Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that, the Indemnified Party shall not be restricted from settling or compromising any such claim if (i) the Indemnified Party waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’s liability pursuant to this Section 11.13 to any related party of such Indemnified Party, (ii) an Event of Default as described in Section 8.1(a), Section 8.1(b), Section 8.1(f) or Section 8.1(g) or has occurred and is continuing or (iii) the Indemnified Party reasonably believes the Loan Parties will not be able to satisfy the full amount of such claim and the Loan Parties have failed to provide sufficient collateral to the Indemnified Party to secure the value of such claim.

(b)                                 To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent under Section 11.13(a), each Lender severally agrees to pay to the Administrative Agent within ten (10) days of demand therefor, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

Section 11.14.                   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)                                 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LENDERS OR A LOAN PARTY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS

SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.  THE BORROWER HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE BORROWER TO RECEIVE, FOR AND ON BEHALF OF SUCH PERSON, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(c)                                  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(d)                                 EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.7, EXCEPT AS OTHERWISE SET FORTH IN SECTION 11.14(b).  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11.14 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES); PROVIDED THAT, THIS WAIVER DOES NOT LIMIT ANY OF THE BORROWER’S INDEMNIFICATION OBLIGATIONS HEREUNDER.

Section 11.15.                   Confidentiality.  The Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that, nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative

Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 11.15, to any actual or prospective Transferee (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority or self-regulatory body, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Credit Document, (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.15, or (y) becomes available on a non-confidential basis from a source other than the Borrower or its Affiliates, or the Lenders or their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Administrative Agent, the Collateral Agent or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower or any of its Affiliates or (k) if agreed by the Borrower in its sole discretion, to any other Person.  “Information” means all information received by the Administrative Agent or any Lender from the Borrower or any of its Subsidiaries relating to the Borrower, any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or the Lenders on a non-confidential basis prior to disclosure by the Borrower or such Subsidiary (excluding any Information from a source which, to the actual knowledge of the Administrative Agent or the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality), information marked “PUBLIC” pursuant to Section 6.6(a) and other information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

The Administrative Agent agrees to keep confidential the identity of each Reference Bank and the Submitted Reference Bank Rates to be used in the calculation of the Reference Bank Rate; provided that, the Submitted Reference Bank Rates may be shared with the Borrower, the Lenders and any of their respective employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates that have a commercially reasonable business need to know such rates; provided that, prior to receipt of such rates, any recipient thereof (other than the Borrower) shall (i) certify to the Administrative Agent that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process and (ii) shall agree to comply with the provisions of this paragraph as if it were the Administrative Agent.  The Borrower hereby represents and warrants, as of the Effective Date and each date on which it receives Submitted Reference Bank Rates, that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process, and agrees to comply with the provisions of this paragraph as if it were the Administrative Agent.  For the avoidance of doubt, the Reference Bank Rate shall be disclosed to Lenders in accordance with Section 9.2.

Section 11.16.                   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.17.                   Currency Conversion.  All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars.  If any payment of any Obligation, whether through payment by any Loan Party or the proceeds of any Collateral, shall be made in a currency other than U.S. Dollars, such amount shall be converted into U.S. Dollars at the rate determined by the Administrative Agent as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of U.S. Dollars with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, the Sub-Agent) at approximately 11:00 A.M. (local time at such office) two (2) Business Days prior to the effective date of such conversion, provided that, the Administrative Agent may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent does not then have a spot rate for the required currency.  The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency (other than U.S. Dollars) into U.S. Dollars any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in U.S. Dollars, and (iii) any amount due from the Borrower under this Section 11.17 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.

Section 11.18.                   Final Agreement.  The Credit Documents constitute the entire understanding among the Loan Parties, the Lenders, the Collateral Agent and the Administrative Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents.  THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 11.19.                   Officer’s Certificates.  It is not intended that any certificate of any Authorized Officer of any Loan Party delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such Authorized Officer.

Section 11.20.                   Release of Collateral and Subsidiary Guarantors.

(a)                                 Any Lien on any Collateral granted to or held by, and any Guaranty of a Loan Party of the Obligations to, the Administrative Agent and/or the Collateral Agent under any Credit Document shall automatically be released, terminated and discharged (as used in this Section 11.20, “released”) without the need for any further action by any Person: (i) upon Security Termination, (ii) with respect to any such Lien, in the event that any asset constituting Collateral is, or is to be, Disposed of as part of, or in connection with, any transaction not prohibited hereunder or under any other Credit Document, or if such asset becomes an “Excluded Asset” (as defined in the Guaranty and Collateral Agreement) or (iii) to the extent approved, authorized or ratified in writing in accordance with Section 11.11.

(b)                                 In addition, the Collateral Agent and/or the Administrative Agent, as applicable, shall, without the need for any further action by any Person, subordinate or release any Lien on any Collateral granted to or held by the Collateral Agent and/or the Administrative Agent, respectively, under any Credit Document to the holder of any Liens securing the obligations under any New L/C Facility pursuant to Section 7.1, subject to the terms of a Customary Intercreditor Agreement.

(c)                                  In the case of any release or subordination described in this Section 11.20, the Administrative Agent and/or the Collateral Agent, as applicable, shall, at the Borrower’s expense, promptly execute and deliver to the applicable Loan Party such documents as such Loan Party or the Borrower may reasonably request to evidence such release or subordination and take such additional actions as may from time to time be reasonably requested by the applicable Loan Party or the Borrower to effect the foregoing.

(d)                                 Notwithstanding the foregoing provisions of this Section 11.20, no Lien on any Collateral granted to or held by the Collateral Agent and no Guaranty of a Loan Party of the Obligations shall be released if the Borrower or any other Loan Party is required to grant a Lien to the Collateral Agent or provide such Guaranty pursuant to Section 6.12.

Section 11.21.                   Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall promptly provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 11.22.                   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the

Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Collateral Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent nor Collateral Agent or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Collateral Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither the Administrative Agent, the Collateral Agent or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.23.                   Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Documents; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.24.                   Amendment and Restatement. Except as set forth in the Paragon Plan, it is the intention of each of the parties hereto that each of the Existing Agreements be amended and restated in its entirety pursuant hereto so as to preserve and continue the perfection and priority of all Liens securing Indebtedness and obligations under the Existing Agreements (other than the letters of credit that shall be continued under the Existing L/C Agreement) and that all such Indebtedness and obligations of the Borrower and the Subsidiary Guarantors hereunder shall be secured by the Liens evidenced under the Collateral Documents and that this Agreement does not constitute a novation or termination of the Indebtedness and obligations existing under the Existing Agreements.  Notwithstanding the foregoing, it is the intention of each of the parties hereto to release each of Paragon International Finance and Paragon Offshore from their respective obligations under the Existing Agreements on the Effective Date as a borrower thereunder and to acknowledge that the Borrower assumes all Indebtedness and obligations under the Existing Agreements as the sole borrower. In addition, unless specifically amended hereby, each of the Credit Documents shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement and all references to “Borrower”, “Borrowers” or “Cayman Borrower” therein shall be deemed to refer solely to the Borrower.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARAGON OFFSHORE LIMITED, as Borrower

By:	/s/ Lee M. Ahlstrom
Name:	Lee M. Ahlstrom
Title:	Director

PARAGON INTERNATIONAL FINANCE COMPANY, party hereto solely with respect to Section 11.24

By:	/s/ Oliver L. Betschart
Name:	Oliver L. Betschart
Title:	Director

PARAGON OFFSHORE FINANCE COMPANY, party hereto solely with respect to Section 11.24

By:	/s/ Oliver L. Betschart
Name:	Oliver L. Betschart
Title:	Director

CORTLAND CAPITAL MARKET SERVICES LLC, party hereto solely with respect to Section 11.24

By:	/s/ Emily Ergang Pappas
Name:	Emily Ergang Pappas
Title:	Associate Counsel

Signature Page

Take-Back Debt Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ James McLaughlan
Name:	James McLaughlan
Title:	Vice President

Signature Page

Take-Back Debt Agreement